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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of March 9, 2010,

among

Abbott Laboratories,

Amber Acquisition Inc.

and

Facet Biotech Corporation

ii

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of March 9, 2010 (the "Agreement Date"), is among Abbott Laboratories, an Illinois corporation ("Parent"), Amber Acquisition Inc., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent ("Merger Sub"), and Facet Biotech Corporation, a Delaware corporation (the "Company").

RECITALS

        WHEREAS, the parties hereto have agreed to the acquisition of the Company on the terms and subject to the conditions set forth herein;

        WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (such offer, as it may be amended from time to time in accordance with this Agreement, the "Offer") to purchase any and all of the outstanding shares of the Company's common stock, par value $0.01 per share ("Company Common Stock"), together with the associated Rights (as hereinafter defined; an index of defined terms appears as Annex I to this Agreement) for so long as such Rights are outstanding (collectively, the "Shares"), at a price of $27.00 per Share, net to the seller in cash, without interest thereon (such price, or any higher price offered and paid by Merger Sub in the Offer in accordance with the terms of this Agreement, the "Offer Price");

        WHEREAS, in furtherance of the transaction, it is proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation and as a wholly-owned Subsidiary of Parent (the "Merger"), and, subject to certain limitations as set forth herein, each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has, upon the terms and subject to the conditions set forth herein, unanimously (a) determined that the Offer, the Merger, and this Agreement and the other transactions contemplated hereby and thereby are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement, the Offer and the Merger, and (c) resolved to recommend that the stockholders of the Company tender their Shares pursuant to the Offer and, to the extent required by applicable Law, adopt this Agreement; and

        WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, (a) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are fair to and in the best interests of Merger Sub and its stockholder and (b) approved and declared advisable this Agreement and the Merger.

        NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

The Offer

        SECTION 1.01    The Offer    (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 hereof and provided further that the Company is prepared (in accordance with Section 1.02(c)) to file the Schedule 14D-9 on the same date as Merger Sub commences the Offer, as promptly as practicable after the Agreement Date (and in any event, subject to the Company being prepared to file the Schedule 14D-9, no later than ten (10) Business Days after the date of initial public announcement of this Agreement), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act")), the Offer to purchase any and all of the outstanding Shares at the Offer Price. The obligation of Merger Sub to accept for payment or pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer shall be subject only to (i) the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not properly withdrawn, a number of Shares that, together with the Shares then directly or indirectly owned by Parent, represents at least a majority of all Fully Diluted Shares immediately prior to the Share Acceptance Time (the "Minimum Condition") and (ii) the conditions set forth in Annex II and no other conditions (together with the Minimum Condition, the "Offer Conditions"). Merger Sub, or Parent on behalf of Merger Sub, expressly reserves the right to waive, in its sole discretion, in whole or in part, any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that unless otherwise provided by this Agreement or previously approved by the Company in writing (which approval may be granted or withheld by the Company in its sole discretion), (A) the Minimum Condition may not be waived or amended, (B) no change may be made that changes the form of consideration to be paid pursuant to the Offer, decreases the Offer Price or the number of Company Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex II, or otherwise amends or modifies the Offer in any manner adverse to the holders of Shares, and (C) the Offer may not be extended except as set forth in this Section 1.01. Subject to the terms and conditions of this Agreement, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (such time, the "Initial Expiration Date," and such time, or such subsequent time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the "Expiration Date"). Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with Section 8.01, Merger Sub (i) may, in its sole discretion, without consent of the Company, without limiting Parent's or Merger Sub's obligations under the following sentence, extend the Offer on one or more occasions, in consecutive increments of up to ten (10) Business Days each, for any period up to and including the Outside Date if on any then-scheduled Expiration Date any of the Offer Conditions have not been satisfied or waived in writing by Merger Sub (or Parent on its behalf), until such Expiration Date on which all Offer Conditions shall then be satisfied or, to the extent permitted, waived and (ii) shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or The NASDAQ Stock Market applicable to the Offer. Parent and Merger Sub agree that except to the extent otherwise agreed in writing by the Company prior to any then-scheduled Expiration Date, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer on one or more occasions, in consecutive increments of up to ten (10) Business Days each, up to and including the Outside Date, if on any then-scheduled Expiration Date any of the Offer Conditions have not been satisfied or waived in writing by Merger Sub (or Parent on its behalf), until such Expiration Date on which all Offer Conditions shall then be satisfied or, to the extent permitted, waived; provided, however, that Merger Sub shall not be required to extend the Offer pursuant to this sentence beyond the Outside Date or after the Company delivers, or is required to deliver, to Parent a notice in accordance with Section 5.02 with respect to a Takeover Proposal that has been received at least ten (10) Business Days prior to the then-scheduled Expiration Date by the Company, its Subsidiaries, or any Representative of the Company, except to the extent that prior to the then-scheduled Expiration Date (i) the Takeover Proposal giving rise to such notice has been withdrawn or the Company Board has rejected the Takeover Proposal giving rise to such notice, (ii) the Company Board has reconfirmed the Board Recommendation, and (iii) the withdrawal or rejection of such Takeover Proposal or the reconfirmation of the Board Recommendation shall have been publicly announced by the Company. Following expiration of the Offer, Merger Sub (or Parent on its behalf) may, in its sole discretion, provide a subsequent offering period or one or more extensions thereof (a "Subsequent Offering Period") in accordance with Rule 14d-11 of the Exchange Act, if, as of the commencement of such period, there shall not have been validly tendered (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), and not properly withdrawn pursuant to the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of stockholders of the Company in accordance with Section 253(a) of the DGCL. Subject to the foregoing, including the requirements of Rule 14d-11 of the Exchange Act, and upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for, as promptly as practicable, (1) after the Expiration Date, all Shares validly tendered and not properly withdrawn pursuant to the Offer and/or (2) all Shares validly tendered in any Subsequent Offering Period. The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer. Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of Shares such amounts as Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Laws relating to Taxes. To the extent that amounts are so withheld and paid over to the appropriate Tax authority by Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding were made by Merger Sub. Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Section 8.01. If this Agreement is terminated pursuant to Section 8.01, Merger Sub shall, and Parent shall cause Merger Sub to, promptly, irrevocably and unconditionally terminate the Offer and shall not acquire the Shares pursuant thereto. If the Offer is terminated by Merger Sub, or this Agreement is terminated prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares that have not then been purchased in the Offer to the registered holders thereof.

          (b)   As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, and supplements thereto and including exhibits thereto, the "Schedule TO") with the SEC, which shall contain an Offer to Purchase reflecting the terms and conditions of this Agreement, and a form of the letter of transmittal and summary advertisement and other ancillary Offer documents and instruments, if any, in respect of the Offer (together with the Schedule TO, collectively, together with any amendments or supplements thereto, the "Offer Documents"), and (ii) cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by the Exchange Act. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable Law or reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO before it is filed with the SEC, and Parent and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Merger Sub shall promptly provide the Company and its counsel with copies of any written comments or communications, and shall inform them of any oral comments or communications, that Parent, Merger Sub or their counsel may receive after the Agreement Date from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments or other communications. The Company and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and Parent and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

          (c)   Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

        SECTION 1.02    Company Action.    (a) The Company hereby approves of and consents to the Offer and the other transactions contemplated by this Agreement and represents that at a meeting duly called and held prior to the execution of this Agreement, the Company Board duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) recommending that the Company's stockholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, to the extent required to consummate the Merger, adopt this Agreement (such recommendations, the "Board Recommendation"), and (iv) directing that the adoption of this Agreement be submitted, as promptly as practicable upon consummation of the Offer, to Merger Sub (in its capacity as a stockholder of the Company) and any other stockholders of the Company requested by Parent, if required to consummate the Merger under the DGCL (such actions by the Company Board described in clauses (i) through (iv), collectively, the "Board Actions").

          (b)   The Company shall promptly after the Agreement Date and from time to time thereafter as requested by Parent or its agents, furnish Parent with an updated list of its stockholders, non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, non-objecting beneficial holders, mailing labels and lists of securities positions) and such assistance as Parent may reasonably request in connection with the Offer. In addition, in connection with the Offer, the Company shall, and shall use its reasonable best efforts to cause any third parties to, cooperate with Parent and Merger Sub to disseminate the Offer Documents to holders of Shares held in or subject to any Company Stock Plan or other Company Benefit Plan, and to permit such holders of Shares to tender Shares in the Offer.

          (c)   On the date the Schedule TO is filed with the SEC, or as promptly as practicable thereafter, the Company shall file with the SEC and disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto and including any exhibits thereto, the "Schedule 14D-9") that shall reflect the terms and conditions of this Agreement and, subject to Section 5.02(d) and Section 5.02(e), shall reflect the Board Recommendation and shall include a description of the other Board Actions. The Company shall also include in the Schedule 14D-9, and represents that it has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof. The Company also hereby consents to the inclusion in the Offer Documents of a description of the Board Actions, the other approvals set forth in Section 1.02(a), the Fairness Opinion and, to the extent that no Adverse Recommendation Change shall have occurred in accordance with Section 5.02(d), the Company consents to the inclusion of the Board Recommendation in the Offer Documents. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The Company shall promptly provide Parent, Merger Sub and their counsel with copies of any written comments or communications, and shall inform them of any oral comments or communications, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

        SECTION 1.03    Directors.    (a) Effective upon the acceptance for payment of any Shares pursuant to the Offer (the "Share Acceptance Time"), and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (i) the total number of directors on the Company Board (giving effect to the election or appointment of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Sub (including Shares accepted for payment and the purchased Top-Up Option Shares, if any) bears to the total number of Shares outstanding, and the Company shall promptly take all actions necessary to cause Parent's designees to be elected or appointed to the Company Board, including increasing the size of the Company Board (including by amending the Amended and Restated Bylaws of the Company (the "Company Bylaws") if necessary), increasing the number of directors, and/or seeking and accepting resignations of incumbent directors (the date on which Parent's designees are elected or appointed to the Company Board, the "Director Appointment Date"). After the Share Acceptance Time, the Company shall also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company Board and (ii) each board of directors (or similar body) of each of the Company's Subsidiaries (and each committee (or similar body) thereof, if any) that represents the same percentage as such individuals represent on the Company Board. After the Acceptance Time, the Company shall also, upon Merger Sub's request, take all action necessary to elect to be treated as a "controlled company" as defined by NASDAQ Marketplace Rule 5615 and make all necessary filings and disclosures associated with such status. The provisions of this Section 1.03(a) are in addition to and shall not limit any rights that Parent, Merger Sub or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise. Notwithstanding the foregoing, following the election or appointment of Parent's designees to the Company Board and until the Effective Time, the Company Board shall at all times include, and the Company, Parent and Merger Sub shall cause the Company Board to at all times include, at least three (3) Continuing Directors and each committee of the Company Board and the board of directors (or similar body) of each Subsidiary of the Company shall at all times include, and the Company, Parent and Merger Sub shall cause each committee of the Company Board and the board of directors (or similar body) of each Subsidiary of the Company to at all times include, at least one (1) Continuing Director. A "Continuing Director" shall mean a person who is a member of the Company Board as of the Agreement Date or a person selected by the Continuing Directors then in office, each of whom shall be an "independent director" as defined by Rule 5605 (a)(2) of the NASDAQ Marketplace Rules and eligible to serve on the Company's audit committee under the Exchange Act and NASDAQ Marketplace Rules and, at least one of whom shall be an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto; provided, however that if the number of Continuing Directors is reduced to less than three (3) prior to the Effective Time, any remaining Continuing Directors (or Continuing Director, if there shall be only one (1) remaining) shall be entitled to designate a person to fill such vacancy who is not an officer, director, stockholder or designee of Parent or any of its Affiliates and who shall be deemed to be a Continuing Director for all purposes of this Agreement, or, if no Continuing Directors then remain, the other directors shall designate three (3) persons to fill such vacancies who are not officers, directors, stockholders or designees of Parent or any of its Affiliates, and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

          (b)   The Company's obligations to appoint Parent's designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03 including mailing to stockholders of the Company the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or appointed to the Company Board, provided that Parent or Merger Sub shall have provided to the Company on a timely basis all information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act.

          (c)   Following the election or appointment of Parent's designees pursuant to Section 1.03(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and, to the fullest extent permitted by applicable Law, such authorization shall constitute the authorization of the Company Board and, in the case of the following clauses (i) through (iii), inclusive, no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any of the following actions (which actions may be effected only if there are then in office one (1) or more Continuing Directors): (i) any amendment or termination of this Agreement by or with the consent of the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (iii) any waiver or exercise of any of the Company's rights or remedies under this Agreement, including the granting of any approval or consent of the Company required pursuant to the terms hereof and the waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, and (iv) the taking of any action by the Company or any of its Subsidiaries that would prevent or would materially delay the consummation of the Merger in accordance with this Agreement.

        SECTION 1.04    Top-Up Option.    (a) The Company hereby grants to Merger Sub an option (the "Top-Up Option"), exercisable upon the terms and subject to the conditions set forth in this Section 1.04, to purchase that number of newly issued Shares (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent at the time of such exercise, constitutes one share more than ninety percent (90%) of the Fully Diluted Shares immediately after the issuance of the Top-Up Option Shares at a price per share equal to the Offer Price; provided that in no event shall the Top-Up Option be exercisable to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed the Company's then authorized and unissued Shares (giving effect to Shares reserved for issuance under the options then outstanding under the Company Stock Plans, as if such Shares were outstanding).

          (b)   Merger Sub may exercise the Top-Up Option in whole but not in part, on one or more occasions at any time after the Share Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms. In the event that Merger Sub wishes to exercise the Top-Up Option, it shall notify the Company in writing, and shall set forth in such notice: (A) the number of Shares that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Option Shares, (B) the denominations of the certificate or certificates evidencing the Top-Up Option Shares and (C) the place and time for the closing of the purchase of the Top-Up Option Shares by Merger Sub, which shall not be more than five (5) Business Days after delivery of such notice (the "Top-Up Closing"). The Company shall, as soon as practicable following receipt of such notice, notify Merger Sub of the number of Shares then outstanding, the number of Fully Diluted Shares, the number of

  Top-Up Option Shares and the aggregate purchase price therefor (calculated by multiplying the number of such Top-Up Option Shares by the Offer Price). In addition, upon Parent's request, the Company shall cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares. At the Top-Up Closing, Parent or Merger Sub shall pay the Company the aggregate purchase price for the Top-Up Option Shares and the Company shall cause to be issued to Merger Sub a certificate or certificates representing the Top-Up Option Shares in such denominations as was requested by Merger Sub. The aggregate purchase price for the Top-Up Shares may be paid by Merger Sub or Parent in whole or in part in cash and by executing and delivering to the Company an unsecured promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares, provided that an amount equal to at least the par value of the Top-Up Option Shares shall be paid in cash. Any such promissory note shall bear interest at the applicable federal rate as determined for U.S. income tax purposes, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid at any time without premium or penalty.

          (c)   The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Law (provided that for purposes of this Section 1.04, applicable Law shall not include any rules or regulations of the NASDAQ Stock Market or any other stock exchange). Consistent therewith, Parent and Merger Sub acknowledge that the Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub will be upon the purchase of the Top-Up Option Shares an "accredited investor," as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II

The Merger

        SECTION 2.01    The Merger.    (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

          (b)   Notwithstanding anything in this Agreement to the contrary, if following the Offer and the Subsequent Offering Period (if any) and the exercise (if any) of the Top-Up Option, the requirements for a short form merger pursuant to Section 253(a) of the DGCL (a "Short Form Merger") are satisfied such that the Merger may be effected without a meeting or vote of the stockholders of the Company, Parent and the Company shall use their reasonable best efforts to consummate the Merger pursuant to Section 253 of the DGCL as soon as practicable after the satisfaction or waiver of the conditions to Closing set forth in Article VII hereof (and in any event within the time parameters set forth in Section 2.02 below).

        SECTION 2.02    Closing.    The closing of the Merger (the "Closing") will take place at 10:00 a.m., Chicago time, on the third Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Jones Day, 3161 Michelson, Suite 800, Irvine, California 92612, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        SECTION 2.03    Effective Time.    Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file a certificate of ownership and merger or a certificate of merger, as applicable (in either case, the "Certificate of Merger") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time."

        SECTION 2.04    Effects of the Merger.    The Merger shall have the effects set forth in Section 259 of the DGCL.

        SECTION 2.05    Certificate of Incorporation and Bylaws.    (a) The Amended and Restated Certificate of Incorporation of the Company, as amended (the "Company Certificate of Incorporation") shall be amended and restated in its entirety at the Effective Time to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation), until thereafter changed or amended as provided therein or by applicable Law.

          (b)   The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 2.06    Directors.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 2.07    Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations;
Exchange Fund; Company Equity Awards

        SECTION 3.01    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Parent or Merger Sub:

          (a)    Capital Stock of Merger Sub.    Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock, Parent-Owned Stock.    Each Share that is directly owned of record by the Company, any wholly-owned Subsidiary of the Company, by Parent or by Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)    Conversion of Company Common Stock.    Each Share issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled in accordance with Section 3.01(b) and, except as provided in Section 3.01(d), the Appraisal Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration") payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law. At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented any such Shares (each, a "Certificate") or (y) any such uncertificated Shares (collectively, the "Uncertificated Shares") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (d)    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares (the "Appraisal Shares") pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder of Appraisal Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.01(c), without interest. The Company shall give prompt notice to Parent of any demands for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or agree to do or commit to do any of the foregoing.

        SECTION 3.02    Exchange Fund.

          (a)    Paying Agent.    Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. Parent shall deposit with the Paying Agent at the Effective Time cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund").

          (b)    Exchange Procedures.    As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Uncertificated Shares shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent and which shall otherwise be in customary form reasonably satisfactory to the Company and Parent) and (ii) instructions for use in effecting the surrender of the Certificates and the transfer of Uncertificated Shares in exchange for the Merger Consideration. Each holder of record of Shares shall, (x) upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, or (y) upon receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, be entitled to receive in exchange therefor the amount of cash that the number of Shares previously represented by such Certificate or the Uncertificated Shares, as applicable, shall have been converted into the right to receive pursuant to Section 3.01(c), and any Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which are not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Payment of the Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered. Until surrendered or transferred as contemplated by this Section 3.02(b), each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate or Uncertificated Shares pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article III.

          (c)    No Further Ownership Rights in Company Common Stock.    All cash paid upon the surrender of Certificates or the transfer of Uncertificated Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Uncertificated Shares, as applicable. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Uncertificated Shares are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

          (d)    Termination of the Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III.

          (e)    No Liability.    None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate or Uncertificated Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

          (f)    Investment of Exchange Fund.    The Paying Agent shall invest or hold the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid solely to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein and in the event the funds on deposit with the Paying Agent are insufficient to pay the aggregate Merger Consideration, Parent shall deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has funds sufficient to pay the aggregate Merger Consideration.

          (g)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

          (h)    Withholding Rights.    Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, any holder of a Company Stock Option or any holder of Company Restricted Stock such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, the holder of the Company Stock Option or the holder of Company Restricted Stock, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

        SECTION 3.03    Company Equity Awards.    (a) As soon as reasonably practicable following the Agreement Date, and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering any Company Stock Plan) shall adopt appropriate resolutions and take all other actions as may be required to provide that, immediately prior to the Effective Time, (i) each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not vested, shall be canceled, and, in exchange therefor, each former holder of each such canceled Company Stock Option shall be entitled to receive, in consideration of the cancellation of such Company Stock Option and in settlement therefor, an amount in cash (subject to any applicable withholding of Taxes required by applicable Law in accordance with Section 3.02(h)) equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock previously subject to such Company Stock Option, multiplied by (B) the total number of Shares previously subject to such Company Stock Option, whether or not vested (such amount, the "Option Amount"), and (ii) each share of Company Restricted Stock shall vest in full in accordance with the terms of the applicable Company Stock Plan and the Shares issued thereunder shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 3.01(c). All amounts payable pursuant to this Section 3.03 shall be paid as promptly as practicable following the Effective Time, and in any event no later than ten (10) calendar days after the Effective Time, without interest, and Parent shall cause the Surviving Corporation to make such payments as promptly as practicable after the Effective Time in accordance with the foregoing and the terms of the Company Stock Options or the applicable Company Stock Plans pursuant to which they were issued (as modified pursuant hereto).

          (b)   Prior to the Share Acceptance Time, except as otherwise agreed to by the parties, the Company shall take such action such that the Company Stock Plans shall terminate as of the Effective Time. As promptly as practicable following the Agreement Date, the Company Board (or, if appropriate, any committee administering any Company Stock Plan) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 3.03.

          (c)   With respect to the ESPP, any offering period which had commenced prior to the Agreement Date shall continue, and the Shares shall be issued to participants of the ESPP on the next currently scheduled purchase date thereunder occurring after the Agreement Date and prior to the Effective Time as provided under, and in accordance with the terms of the ESPP. With respect to any offering period that would by its terms continue past the Effective Time, the Company Board (or an appropriate committee under the ESPP) shall take such action as is necessary to terminate the ESPP on the Business Day immediately prior to the Closing Date, and each participant's accumulated payroll deductions shall be used to purchase Shares immediately prior to the Effective Time in accordance with the terms of the ESPP, and the Shares purchased thereunder shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 3.01(c) .

ARTICLE IV

Representations and Warranties

        SECTION 4.01    Representations and Warranties of the Company.    Except (i) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act (the "Filed SEC Documents"), other than any disclosures contained or referenced therein under the captions "Risk Factors," "Forward-Looking Statements," "Quantitative and Qualitative Disclosures About Market Risk" and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature (it being understood that any matter disclosed in any Filed SEC Document shall be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure in such Filed SEC Document that such disclosure is applicable to such section of the Company Disclosure Schedule), other than, in each case, any matters required to be disclosed for purposes of Section 4.01(c) (Capital Structure), Section 4.01(g) (Absence of Certain Changes or Events), Section 4.01(p) (Material Contracts) and Section 4.01(s) (Intellectual Property) of this Agreement which matters shall be specifically disclosed in sections of the Company Disclosure Schedule pertaining thereto), or (ii) as set forth in the Company Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), the Company represents and warrants to Parent and Merger Sub as follows:

          (a)    Organization, Standing and Corporate Power.    Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b)    Subsidiaries and Minority Investments.    (i) Section 4.01(b)(i) of the Company Disclosure Schedule lists, as of the Agreement Date, each Subsidiary of the Company, the jurisdiction of organization thereof, and the directors and officers of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of any lien, pledge, hypothecation, charge, restriction on voting rights, security interest or other encumbrances of any nature whatsoever (collectively, "Liens"), other than Permitted Liens.

             (ii)  Section 4.01(b)(ii) of the Company Disclosure Schedule lists, as of the Agreement Date, each corporation, partnership, joint venture, association or other entity in which the Company or any Subsidiary of the Company owns, directly or indirectly, any shares of capital stock of, or other equity interests which is not a Subsidiary of the Company (each, a "Minority Investment") and lists, with respect to each Minority Investment, the number and type of shares of capital stock or extent of other equity interest therein held by the Company. Each Minority Investment is owned by the Company or a Subsidiary of the Company free and clear of Liens, other than Permitted Liens. Except for its interests in its Subsidiaries and the Minority Investments, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any Person.

          (c)    Capital Structure.

              (i)  The authorized capital stock of the Company consists of 140,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"), of which 150,000 of such shares are designated as Series A Preferred Stock, par value $0.01 per share, and have been reserved for issuance upon the exercise of the rights (the "Rights") distributed to holders of shares of Company Common Stock pursuant to the Rights Agreement, dated as of September 7, 2009, as amended (as may be amended from time to time without violating the provisions of this Agreement, the "Rights Agreement"), by and between the Company and Mellon Investor Services LLC, as Rights Agent. At the close of business on March 3, 2010, (A) (1) 25,214,903 shares of Company Common Stock (with an equal number of corresponding Rights) were issued and outstanding (which number includes 624,928 Shares subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, together with any similar shares issued after March 3, 2010, the "Company Restricted Stock")) and (2) no Shares were held by the Company in its treasury, (B) 4,700,662 Shares were reserved and available for issuance pursuant to the Company's 2008 Equity Incentive Plan, and 2008 Employee Stock Purchase Plan (such plan, the "ESPP"; the foregoing plans, collectively, the "Company Stock Plans"), of which (1) 2,163,479 Shares were subject to outstanding options (other than rights under the ESPP) to acquire Shares from the Company (such options, together with any similar options granted after March 3, 2010, the "Company Stock Options"), and (2) no Shares were subject to outstanding rights under the ESPP (assuming that the closing price for the Company Common Stock as reported on The NASDAQ Stock Market on the last day of the offering period in effect under the ESPP on March 3, 2010 was equal to the Merger Consideration), and (C) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury.

             (ii)  Except as set forth in Section 4.01(c)(i), at the close of business on March 3, 2010, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Between March 3, 2010 and the Agreement Date, (A) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of Shares issued in accordance with the terms of the then-outstanding equity awards granted pursuant to the Company Stock Plans and (B) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or interests representing or convertible into the right to acquire shares of capital stock of the Company or its Subsidiaries, except the issuance of Rights in connection with issuances of Company Common Stock as described in the immediately preceding clause (A).

            (iii)  The Company has made available to Parent true, complete and correct copies of all Company Stock Plans and the forms of all stock option agreements and other award agreements evidencing outstanding Company Stock Options or shares of Company Restricted Stock. Each grant of Company Stock Options and shares of Company Restricted Stock was validly issued in all material respects in compliance with all applicable Law and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) and no such grants involved any "back dating," "forward dating" or similar practices with respect to the date of grant. Each Company Stock Option had, on the date of grant, an exercise price of no less than the fair market value (as determined under the applicable Company Stock Plan) of the Shares subject to such Company Stock Option. There are no outstanding options or other rights to purchase shares of capital stock or other ownership interests in any Subsidiary of the Company or restricted stock, restricted stock units, performance awards, or other benefits granted that are payable in capital stock or other ownership interests in any Subsidiary of the Company, and none of the Company's Subsidiaries has any equity incentive plan, employee stock purchase plan, or any similar plan, agreement or arrangement.

            (iv)  All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All Company Stock Options were issued pursuant to and in accordance with, the Company Stock Plans.

             (v)  There is no Indebtendess of the Company convertible into, or exchangeable for, equity securities of the Company ("Convertible Company Debt"). Except for any obligations pursuant to this Agreement, any Company Stock Plan, the Rights Agreement or as otherwise set forth in this Section 4.02(c), as of the Agreement Date, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or any Convertible Company Debt or (B) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking.

            (vi)  As of the Agreement Date, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or other rights to acquire shares of capital stock of the Company, other than pursuant to the Company Stock Plans.

          (d)    Authority; Noncontravention.    The Company has all requisite corporate power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Company Board at a duly held meeting has taken the Board Actions. The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Certificate of Incorporation, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, instrument, undertaking or other binding obligation, whether written or oral, to which the Company or any Subsidiary of the Company is a party, by which the Company or any Subsidiary of the Company or any of their assets is bound or under which the Company or any Subsidiary of the Company has any obligation (a "Contract"), or (iii) any statute, law, ordinance, rule or regulation of any Governmental Entity ("Law") or any court decision, order, writ, injunction, award, judgment or decree of any Governmental Entity ("Judgment"), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets other than, in the case of clause (ii) above, any such conflicts violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation of the Offer or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (2) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing of the Schedule 14D-9 contemplated by Section 1.02(c) and, if required by applicable Law in connection with obtaining the Stockholder Approval, the filing with the SEC and mailing to the stockholders of the Company of a proxy statement prepared pursuant to Section 14 of the Exchange Act regarding the Merger and the other transactions contemplated hereby (the "Proxy Statement"), (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings or notices required under the rules and regulations of The NASDAQ Stock Market, (5) compliance with applicable foreign or state securities or "blue sky laws," (6) any filings or notices required under environmental laws and (7) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected (x) to have a Material Adverse Effect or (y) to prevent or materially delay the consummation of the Offer or prevent the Company from consummating the Merger.

          (e)    SEC Documents; Financial Statements.    (i) The Company has timely filed or furnished all reports, schedules, forms, statements and other documents with the SEC required to be filed or furnished by the Company since December 18, 2008 (the "SEC Documents"). As of their respective dates of filing, (A) the SEC Documents complied, and all reports schedules, forms, statements and other documents required to be filed with the SEC after the date hereof will comply, in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and

  (B) except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date, none of the SEC Documents contained (and none of the reports schedules, forms, statements and other documents required to be filed with the SEC after the date hereof will contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to file any forms, schedules, statements, reports or other documents with the SEC.

             (ii)  The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with accounting principles generally accepted in the United States ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10 Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to customary year end adjustments). Except for those liabilities (A) reflected in the audited consolidated balance sheet of the Company as of December 31, 2009 (or the notes thereto) included in the Filed SEC Documents, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2009, (C) which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, or (D) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Offer and the Merger, neither the Company nor any Subsidiary of the Company has any liabilities (absolute, accrued, contingent or otherwise) (each, a "Liability") that are required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto under GAAP.

            (iii)  The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company's periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods. Such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and principal financial officer to material information required to be included in the Company's periodic reports required under the Exchange Act.

            (iv)  The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the Agreement Date, to the Company's auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications are complete and correct, and the Company is otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act of 2002.

          (f)    Information Supplied.    None of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders after the Agreement Date in connection with the transactions contemplated by this Agreement, including the Schedule 14D-9 (including the Schedule 14D-9 Amendment) and the Proxy Statement (if required) and any amendments or supplements thereto (collectively, the "Company Disclosure Documents"), at the date it is filed with the SEC, at the date it is distributed or otherwise disseminated to Company stockholders and at the time of the consummation of the Offer (in the case of any Company Disclosure Document other than the Proxy Statement) or at the date it is first mailed to holders of shares of Company Common Stock (in the case of the Proxy Statement and any amendment or supplement thereto, if applicable) (other than as to information supplied in writing by Parent or Merger Sub, expressly for inclusion therein, as to which no representation is made) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause each of the Company Disclosure Documents to comply in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable Law as of the date of such filing and, if applicable, at the time of distribution or other dissemination to the Company's stockholders.

          (g)    Absence of Certain Changes or Events.    Since December 31, 2009, the Company and the Subsidiaries of the Company have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice. Since December 31, 2009, and through the Agreement Date, there has not occurred: (a) any Material Adverse Effect; (b) any amendments to or changes in the Company Certificate of Incorporation, Company Bylaws or equivalent documents of the Company's Subsidiaries; (c) any material damage to, destruction or loss of any material asset of the Company or any of its Subsidiaries (whether or not covered by insurance); (d) any change by the Company in its accounting methods, principles or practices with respect to the Company and its consolidated Subsidiaries other than those required by GAAP; (e) any revaluation by the Company of any of its assets or any assets of its consolidated Subsidiaries, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of the Company's business; (f) any sale of a material amount of assets (tangible or intangible) of the Company or any of its Subsidiaries; (g) any recalls, field notifications, field corrections or safety alerts with respect to products manufactured by or on behalf of the Company or any of its Subsidiaries; (h) any material Tax election by the Company or any of its Subsidiaries (including under Section 59(e) of the Code), other than in the ordinary course of business; and (i) any other action or event that would have required the consent of Parent pursuant to subsections (iii) (but with respect thereto, other than the sale or disposition of assets no longer used in the business of the Company or its Subsidiaries), (iv) (solely with respect to patents and know-how), (vii) (A), (B), (C), (D) and (F) (but not as it relates to clause (E) thereof), (xi), (xiii), and (xvi) of Section 5.1(a) or the authorization of or making any commitment to do such action or event.

          (h)    Litigation.    As of the Agreement Date, there is no, and after the Agreement Date, except as would not reasonably be expected to have a Material Adverse Effect, there will not be any material suit, claim, action, proceeding, hearing, notice of violation, arbitration, demand letter, or, to the Knowledge of the Company, investigation pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Subsidiary of the Company in such person's capacity as such. Neither the Company nor any Company Subsidiary is subject to any material outstanding Judgment as of the Agreement Date or, except as would not reasonably be expected to have a Material Adverse Effect, after the Agreement Date.

          (i)    Compliance with Laws.

              (i)  Each of the Company and its Subsidiaries is and has been (and, to the extent the Company or any of its Subsidiaries has assumed any Liability of PDL for prior periods, to the Knowledge of the Company, during the five (5) year period prior to the Agreement Date, PDL was) in material compliance with all material Laws applicable to its business or operations and in material compliance with all Laws enforced by the United States Food and Drug Administration ("FDA") and comparable foreign Governmental Entities (collectively, "Drug Laws"). Each of the Company and its Subsidiaries has and has had in effect all material approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Entities (collectively, "Authorizations") necessary for it to test, develop or manufacture the Pharmaceutical Products of the Company and its Subsidiaries, in each case to the extent that such Pharmaceutical Products are currently tested, developed or manufactured, respectively, and all such Authorizations are in full force and effect. Each of the Company and its Subsidiaries has and has had in effect all other Authorizations necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which or the failure of which to be in full force and effect, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the extent the Company or any of its Subsidiaries has assumed any Liability of PDL for prior periods, to the Company's Knowledge during the five (5) year period prior to the Agreement Date, PDL had all material Authorizations necessary for it to conduct its business during such period. All applications, notifications, submissions, information, claims, reports and statistics and other data, utilized as the basis for or submitted in connection with any and all Authorizations with respect to Pharmaceutical Products of the Company and its Subsidiaries by the Company and its Subsidiaries or with respect to their respective business operations, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission except to the extent amended or superseded by a subsequent filing prior to the Agreement Date. All Pharmaceutical Products of the Company and its Subsidiaries are being and have been developed, tested, manufactured, and stored by or, to the Knowledge of the Company, on behalf of the Company and its Subsidiaries and, to the Knowledge of the Company, by all Company Partners in compliance in all material respects with all applicable material requirements under all Drug Laws. All preclinical and clinical trials in respect of the activities of the Company and its Subsidiaries, and to the Company's Knowledge, all Company Partners on behalf of the Company and its Subsidiaries are being and have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls, and all Drug Laws. No clinical trial conducted by or on behalf of PDL during the five (5) year period prior to the Agreement Date, the Company or its Subsidiaries or any Company Partner with respect to Pharmaceutical Products of the Company or any of its Subsidiaries has been terminated or suspended by the FDA or any other Governmental Entity, and neither the FDA nor any other Governmental Entity has commenced or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or its Subsidiaries.

             (ii)  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, during the five (5) year period prior to the Agreement Date, PDL or any Company Partner has received any "regulatory letters" or "warning letters" and "Section 305 Notices" and similar letters or notices from any Governmental Entity concerning any Pharmaceutical Products of the Company and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, during the five (5) year period prior to the Agreement Date, PDL, or any Company Partner, is subject to, nor has received written notice of, any criminal, injunctive, seizure or civil penalty actions begun or threatened by any Governmental Entity against the Company or any of its Subsidiaries or, to the Company's Knowledge, Company Partners in connection with any Pharmaceutical Products of the Company or its Subsidiaries. To the Knowledge of the Company, there is no pending material regulatory action, or any regulatory action with respect to exclusion or debarment under any Drug Law, against any of the Company or any Person that tests, develops, manufactures, packages, labels, markets or distributes Pharmaceutical Products of the Company and its Subsidiaries pursuant to a development, contract research, commercialization, manufacturing, supply or other collaboration arrangement with the Company or any Subsidiary thereof, in each case that would reasonably be expected to adversely affect the Company's business (each, a "Company Partner").

            (iii)  Neither the Company nor its Subsidiaries have received, nor, to the Knowledge of the Company, has any Company Partner received, any adverse drug experience reports that would make it reasonably likely that the Company's clinical studies, or clinical studies activities conducted on behalf of the Company, with respect to any Pharmaceutical Product should be discontinued for safety reasons or that would otherwise make the continuation of such studies commercially unreasonable or inadvisable.

            (iv)  None of the Company, any of its Subsidiaries (and, to the extent the Company or any of its Subsidiaries has assumed any Liability of PDL for prior periods, to the Company's Knowledge, during the five (5) year period prior to the Agreement Date, PDL), or any of their respective directors, officers, employees, agents or any other Persons acting on their behalf has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq. or any other similar applicable foreign, federal, or state legal requirement, or has paid, accepted or received any unlawful contributions, payments, expenditures or gifts. None of the Company nor any Subsidiary nor, to the Company's Knowledge, any of their respective agents or subcontractors nor to the Company's Knowledge any Company Partners (and, to the extent the Company or any of its Subsidiaries has assumed any Liability of PDL for prior periods, to the Company's Knowledge, during the five (5) year period prior to the Agreement Date, PDL), has been convicted of any crime or engaged in any conduct which would reasonably be expected to result in debarment or disqualification by any Governmental Entity, and there are no proceedings pending or, to the Company's Knowledge, threatened in writing that would reasonably be expected to result in criminal liability or debarment or disqualification by any Governmental Authority with respect to such Persons.

          (j)    Labor and Employment Matters.

              (i)  As of the Agreement Date, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreements or agreements with any labor union or labor organization, and no such agreement is presently being negotiated. To the Knowledge of the Company, there are no current and there have not been within the preceding one (1) year period any campaigns to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by any labor union or labor organization and there are no current and there have not been within the past one (1) year any other union organizing activities concerning any employees of the Company or any of its Subsidiaries. To the Company's Knowledge, there are no current, pending or threatened labor strikes, slowdowns, work stoppages, lockouts, or any similar material activities or disputes against the Company or any of its Subsidiaries, nor have there been any such material activities or disputes in the preceding one (1) year period. To the Company's Knowledge, the Company and its Subsidiaries are not engaged, and have not within the preceding one (1) year period been engaged, in any unfair labor practice (as defined under the National Labor

    Relations Act) except for any such practice that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

             (ii)  Except as would not reasonably be expected to have a Material Adverse Effect, the Company has not assumed any Liabilities pursuant to Section 2.1 of the Employee Matters Agreement between the Company and PDL, entered into as of December 18, 2008 that arise out of claims, disputes, grievances, or controversies pending or, to the Knowledge of the Company, threatened, involving any employee, group of employees, or individual or group of individuals.

            (iii)  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Laws related to the terms and conditions of employment and retention of employees and any individual or group of individuals for whom the Company or its Subsidiaries assumed any Liabilities pursuant to Section 2.1 of the Employee Matters Agreement between the Company and PDL, entered into as of December 18, 2008, including wages and other compensation, overtime requirements, classification of employees and independent contractors under federal and state laws, hours of work, leaves of absence, equal opportunity, immigration, occupational health and safety, workers' compensation, and the payment of social security and other taxes.

            (iv)  Neither the Company nor any of its Subsidiaries has incurred any Liability or obligation under the Worker Readjustment and Notification Act (the "WARN Act") (29 USC §2101) or any other comparable state or local Law in the United States which remains unsatisfied.

          (k)    Affiliate Transactions.    Neither the Company nor any Subsidiary of the Company is a party to any material Contract with any (i) officer or director of the Company or any Subsidiary of the Company, other than as part of such person's employment or service with the Company or any Subsidiary of the Company, (ii) beneficial owner of five percent (5%) or more of any voting securities of the Company or (iii) any Affiliate of the Company (other than any Subsidiary of the Company), in each case of the type that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

          (l)    Product Liability.    As of the Agreement Date, (i) no product liability claims have been asserted in writing against the Company or any Subsidiary of the Company or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any of (A) the Pharmaceutical Products of the Company or any of its Subsidiaries or of PDL or its Subsidiaries with respect to which the Company or any of its Subsidiaries has agreed to assume Liability or (B) the product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries or by PDL or its Subsidiaries with respect to which the Company or any of its Subsidiaries has agreed to assume Liability and (ii) there is no Judgment outstanding against the Company or any of its Subsidiaries relating to product liability claims or assessments.

          (m)    Employee Benefit Matters.    (i) Section 4.01(m) of the Company Disclosure Schedule contains a true, complete and correct list, as of the Agreement Date, of each Company Benefit Plan and separately identifies each Company Benefit Plan that is (1) an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or (2) an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA). Neither the Company, any of its Subsidiaries nor any of the Controlled Group Members has any Liability with respect to any employee benefit plan, Contract, program, fund or arrangement in the nature of those arrangements described in the definition of Company Benefit Plan, other than the Company Benefit Plans. The Company has made available to Parent true, complete and correct copies of (A) each Company Benefit Plan (or a written summary of any unwritten plan or arrangement), together with all amendments thereto, (B) in the case of any Company Benefit Plan for which Forms 5500 are required to be filed, the two (2) most recent annual reports on Form 5500 with schedules attached filed with the Internal Revenue Service, (C) in the case of any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service, (D) with respect to each Company Benefit Plan, each trust agreement, insurance or group annuity contract, administration and similar agreements, and investment management or investment advisory agreements, (E) with respect to each Company Benefit Plan, the most recent summary plan description, or summary of material modifications, and (F) all personnel, payroll and employment manuals, handbooks and policies.

             (ii)  Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (A) each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and with applicable Law (including ERISA and the Code) and the regulations thereunder and each of the Company and any of its Subsidiaries has in all respects met its obligations with respect to each Company Benefit Plan and has timely made or accrued (or timely shall make or accrue) all required contributions thereto and paid all benefits thereunder, (B) all filings, reports, returns, and similar documents, as to each Company Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor, or to any other Governmental Entity, have been timely submitted, (C) there have been no (1) non-exempt prohibited transactions (as defined in Section 4975(c) of the Code and Section 406 of ERISA) with respect to any such Company Benefit Plan that is subject to Section 4975 of the Code or Section 406 of ERISA, where the Company or, to the Knowledge of the Company, any party dealing with such Company Benefit Plan or any such trust would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code or (2) to the Knowledge of the Company, breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that are subject to ERISA that could reasonably be expected to result in any Liability or excise tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries, and (D) all Company Benefit Plans that are intended to be qualified for Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Benefit Plans are so qualified and the Company Benefit Plan and the trust related thereto are exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.

            (iii)  Neither the Company, its Subsidiaries nor any of the Controlled Group Members has ever (A) maintained any "employee benefit plan" within the meaning of Section 3(3) of ERISA that was subject to Section 412 of the Code or Title IV of ERISA or had any Liability with respect to such plan or (B) been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) that is subject to ERISA. No Company Benefit Plan is funded by, associated with or related to a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code. "Controlled Group Member" means any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

            (iv)  All Liabilities or expenses of the Company in respect of any Company Benefit Plan (including workers compensation) which have not been paid, have been properly accrued on the Company's most recent financial statements in compliance with GAAP.

             (v)  Except as set forth in Section 4.01(m)(v) of the Company Disclosure Schedule, to the extent permitted by applicable Law, each Company Benefit Plan is amendable and terminable unilaterally by the Company or one of more of its Subsidiaries at any time without Liability to the Company or any of its Subsidiaries as a result thereof.

            (vi)  Section 4.01(m)(vi) of the Company Disclosure Schedule sets forth, as of the Agreement Date, each Company Benefit Plan that provides health or other welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA).

           (vii)  Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, there are no actions, suits, proceedings, claims, arbitrations, audits or investigations that are pending or threatened with respect to any Company Benefit Plan, other than routine claims for benefits.

          (viii)  Except as set forth in Section 4.01(m)(viii) of the Company Disclosure Schedule, to the Knowledge of the Company, no current or former independent contractor that provides or provided personal services to the Company, any of its Subsidiaries or any Controlled Group Member is entitled to any fringe or other benefits (other than cash consulting fees) pursuant to any Company Benefit Plan.

            (ix)  With respect to any Contract or insurance policy providing funding for benefits under any Company Benefit Plan, (A) there is no Liability of the Company, any of its Subsidiaries or any Controlled Group Member in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent Liability, nor would there be any such Liability if such Contract or insurance policy was terminated on the date hereof, and (B) neither any party to any such Contract nor any insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Company's Knowledge, no such proceedings with respect to any such insurer are imminent.

             (x)  Except as set forth in Section 4.01(m)(x) of the Company Disclosure Schedule, no Company Benefit Plan provides benefits to any individual who is not a current or former employee of the Company, any of its Subsidiaries or any Controlled Group Member, or the dependents or other beneficiaries of any such current or former employee.

            (xi)  Except as set forth in Part I of Section 4.01(m)(xi) of the Company Disclosure Schedule, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (including as a result of termination of employment on or following the Closing), (A) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay, or any other payment from the Company or any of its Subsidiaries, or (B) accelerate the time of payment or vesting, cause a lapse of repurchase rights, trigger any payment or funding (through a grantor trust or otherwise) of, or compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to any Company Benefit Plan or increase the amount of compensation due any such employee or officer. Except as set forth in Part II of Section 4.01(m)(xi) of the Company Disclosure Schedule, there is no Company Benefit Plan or other plan, Contract, program, fund or arrangement of any kind, that, individually or collectively, has given rise or could give rise to the payment of any amount that would not be deductible pursuant to (A) Sections 280G of the Code (determined without regard to Section 280G(b)(4) of the Code) or (B) Section 162(m) of the Code.

           (xii)  No Company Benefit Plan covers employees of the Company or any of its Subsidiaries outside of the United States.

          (xiii)  Each Company Stock Plan and each Company Stock Option has been duly and validly authorized in a timely manner by all necessary action on the part of the Company.

          (xiv)  Each Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and is now in documentary compliance.

           (xv)  The term "Company Benefit Plan" means each (A) employment, consulting, indemnification, severance, salary continuation, change in control or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand, other than any agreement or arrangement mandated by applicable Law, and (B) bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, stock option, phantom stock, restricted stock or other equity-based compensation, retirement, savings, workers' compensation, vacation, paid time off, perquisite, fringe benefit, indemnification, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries, whether or not funded, in respect of any present or former employees, directors, or officers of the Company or any of its Subsidiaries, which are sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is obligated to make payments, transfers, or contributions, or under which any of them has or would be reasonably likely to have any liability for premiums or benefits for the benefit of any present or former employees or directors of the Company or any of its Subsidiaries.

          (n)    Taxes.    (i) The Company and each of its Subsidiaries have filed with the appropriate taxing authorities all material Tax Returns required to be filed by them and all such Tax Returns were true, complete and correct in all material respects. All material Taxes required to be paid by the Company and each of its Subsidiaries have been paid or adequately provided for in the latest unaudited quarterly financial statement in accordance with GAAP. There are no material Permitted Liens related to Taxes on any assets of the Company or any of its Subsidiaries other than Permitted Liens relating to Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any material Tax. The Company has made due and sufficient accruals and reserves in the latest unaudited quarterly financial statement for all material Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP.

             (ii)  The Company and each of its Subsidiaries have withheld all material federal, state, local and foreign Taxes required to be withheld in connection with amounts owing to any employee, independent contractor, creditor, shareholder or any other third party. Neither the Company nor any of its Subsidiaries has received any written notice of any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreements with any Person other than the Company, any Subsidiary or PDL, except for such agreements arising in the ordinary course of business. Except for the

    U.S. affiliated group of which the Company and its Subsidiaries are now currently members or of which PDL was the parent, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or under a corresponding or similar provision of foreign Law). Neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by Contract or otherwise, except with respect to the affiliated group of which PDL was the parent.

            (iii)  Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) by reason of a voluntary change in accounting method initiated by any of such entities, nor has any Governmental Entity proposed any such adjustment or change in accounting method.

            (iv)  The Company has made available to Parent complete and correct copies of its material Tax Returns for the 2008 taxable year and all of the material Tax Returns of its Subsidiaries for the 2006, 2007 and 2008 taxable years (other than any consolidated, combined, affiliated, unitary or similar Tax Returns of the Tax group of which PDL was the parent). The Company has made available all material examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to all taxable years for which the statutes of limitation have not expired.

             (v)  No Governmental Entity in a jurisdiction where the Company or a Subsidiary of the Company does not file Tax Returns has ever claimed that the Company or that Subsidiary, as the case may be, is subject to Liability for any material Taxes by that jurisdiction or is required to file a material Tax Return in that jurisdiction.

            (vi)  Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Effective Time; (B) installment sale or open transaction disposition made on or prior to the Effective Time; or (C) prepaid amount received on or prior to the Effective Time.

           (vii)  Neither the Company nor any of its Subsidiaries has entered into a "listed transaction" within the meaning of Treasury Regulation § 1.6011-4.

          (viii)  Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the Agreement Date or (B) in a distribution which could otherwise constitute, or did constitute, part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger or any other transaction.

            (ix)  As used herein, the term "Taxes" means all income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, withholdings, duties, levies, imposts, license, registration and other taxes (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any Governmental Entity. As used herein, the term "Tax Return" means any return, statement, report, form, filing, customs entry, customs reconciliation and any other entry or reconciliation, including in each case any amendments, schedules, statements or attachments thereto, required to be filed with any Governmental Entity or with respect to Taxes of the Company or its Subsidiaries.

          (o)    Hazardous Materials.    Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect:

              (i)  The Company and each of its Subsidiaries are currently in compliance with, and have at all times during the past five (5) years been in compliance with, all applicable Environmental Laws and all provisions relating to Environmental Laws and Hazardous Materials contained in any Real Property Leases or other Contracts of the Company or any of its Subsidiaries;

             (ii)  There is no Release of or, to the Company's Knowledge, threatened Release of, and no Person has been exposed to any Hazardous Materials at the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries which would reasonably be expected to give rise to any Liability under applicable Environmental Law or which is required to be remediated or reported by the Company or any of its Subsidiaries under applicable Environmental Laws;

            (iii)  Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or, to the Company's Knowledge, threatened written notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries is or may be liable for violations under any Environmental Law;

            (iv)  To the Company's Knowledge, no event has occurred or circumstance exists that could reasonably be expected to (i) prevent, hinder or limit continued compliance with Environmental Laws; (ii) give rise to any investigatory, monitoring, remedial or corrective action obligations pursuant to Environmental Laws; (iii) require a material expenditure to comply with Environmental Laws or meet applicable standards thereunder; (iv) require the reformulation of any product or packaging in order to comply with Environmental Laws; or (v) cause or create a Material Adverse Effect under Environmental Laws;

             (v)  Neither the Company nor any of its Subsidiaries has used, manufactured, handled, stored, transported, treated, disposed, or arranged for the use, manufacturing, handling, storage, transportation, treatment or disposal of any Hazardous Material in a manner that would reasonably be expected to give rise to any Liability under Environmental Laws. To the Company's Knowledge, no property or facility used by the Company or any of its Subsidiaries at any time now or in the past for the transportation, treatment, storage or disposal of any Hazardous Material is listed or is proposed for listing on the National Priorities List or any similar federal, state or local compilation of contaminated sites or is otherwise undertaking actions or is subject to any requirement to investigate, monitor or remediate environmental conditions at the site;

            (vi)  None of the Company or any of its Subsidiaries has entered into any indemnity or other Contract with any other Person, including leases for real property, imposing liabilities or obligations on the Company or any of its Subsidiaries under any Environmental Law; and

           (vii)  For the purpose of this Section 4.01(o), "Company or any of its Subsidiaries" shall include any Person for which the Company or any Subsidiary of the Company has assumed any obligations under any Environmental Law by operation of Law or by contract. "Environmental Law" means all applicable Laws, other than Drug Laws, relating to (A) the protection of the environment, natural resources or, to the extent relating to exposure to Hazardous Material, human health and safety; (B) the handling, use, storage, treatment, manufacture, transportation, management, disposal, release or threatened release of any Hazardous Material; (C) the registration, evaluation, authorization or restriction of any Hazardous Material; or (D) to the extent relating to exposure to Hazardous Material, safe and healthful working conditions and the protection of employees from hazards. "Hazardous Material" means any substance that is (X) listed, classified or regulated as a "hazardous substance," "hazardous material," "hazardous chemical," "hazardous waste," "substance of very high concern" or similar terminology pursuant to any Environmental Law; (Y) a petroleum product or by-product, lead-based paint, asbestos-containing material, polychlorinated biphenyl, radioactive material or radon; or (Z) any other substance which is regulated by any applicable Governmental Entity pursuant to any applicable Environmental Law. "Release" means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or disposing of barrels, containers and other closed receptacles containing any Hazardous Material), whether intentional or unintentional, of any Hazardous Material.

          (p)    Material Contracts.    Section 4.01(p) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts that fall within the following categories: (i) any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC); (ii) any Contract that involves payments or receipts by or to the Company and/or its Subsidiaries in an amount in excess of $1 million, except for any such Contract that may be canceled, without penalty or other Liability to the Company or any of its Subsidiaries, upon notice of thirty (30) calendar days or less; (iii) any Contract that grants any right of first refusal or right of first offer or that limits or purports to limit the ability of the Company of any Subsidiary of the Company to own, operate, sell, transfer or otherwise dispose of any material amount of assets or businesses; (iv) any Contract pursuant to which the Company or any of its Subsidiaries has incurred any Indebtedness; (v) any Contract with respect to co-promotion of, or collaboration with respect to, any product or product candidate; (vi) any joint venture or partnership agreement; (vii) any Contract under which the Company or any Subsidiary expressly grants any license to use or exploit, covenant not to sue, immunity from suit or similar rights under any patents or know-how (except for any Contract granting non-exclusive license rights for the primary purpose of (A) conducting clinical research, entered into with a clinical research organization, (B) material transfer, sponsored research, or other similar matters, (C) establishing confidentiality or non-disclosure obligations, (D) conducting clinical trials, or (E) manufacturing, labeling or distributing the Company's Pharmaceutical Products for clinical trials); (viii) any Contract under which the Company or any Subsidiary is expressly granted any license, covenant not to sue, immunity from suit or similar rights under any Intellectual Property in each case material to the Company and its Subsidiaries taken as a whole, excluding non-exclusive licenses with respect to software that is generally commercially available; (ix) any Contract that materially limits or otherwise restricts in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Offer or the Merger, Parent, the Company or any of their respective Subsidiaries or any successor thereto) to engage or compete in any line of business or to sell, supply, or distribute any product or service, in each case, in any location, or to compete with any Person; (x) any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; (xi) any agreement that, by its terms, limits the payment of dividends or other distributions by the Company or any of its Subsidiaries; and (xii) all Real Property Leases (the Contracts specified in clauses (i) through (xii), collectively, the "Company Material Contracts"), other than any Company Material Contract of the type described in clause (vii) above which is set forth on Attachment 1.22(k) to the PDL Separation Agreement. True and complete copies of all Company Material Contracts and all amendments to or waivers thereunder have been made available by the Company to Parent. Each of the Company Material Contracts is a valid, binding and enforceable obligation of the Company or its Subsidiaries, and is in full force and effect. Except as a result of the occurrence of the execution and delivery of this Agreement or the occurrence of the consummation of the Offer: no event has occurred with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries, nor to the Company's Knowledge any other party to a Company Material Contract, has violated any provision of, or taken or failed to take any action, which in any such case, with or without notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien (other than a Permitted Lien), prepayment or acceleration under any of the Company Material Contracts, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted any Company Material Contract. To the Company's Knowledge, neither the Company nor any of its Subsidiaries has received any written notice from any other party to any Company Material Contract, and otherwise has no Knowledge, that any such party intends to terminate, or not to renew, any such Company Material Contract. Prior to the Agreement Date, the Company and its Subsidiaries have not received any written claims for indemnification pursuant to the PDL Separation Agreement.

          (q)    Insurance.    Complete and accurate copies of all insurance policies maintained by the Company or any Subsidiary of the Company or which pertain to the Company's or any of its Subsidiaries' assets, employees or operations have previously been made available to Parent. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which (with or without lapse of time or notice or both) would constitute a material breach or default, or permit termination or modification of any such insurance policy. All such policies are in full force and effect, are valid and enforceable, all premiums due thereunder have been paid, and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such policies. As of the Agreement Date, neither the Company nor any of its Subsidiaries has received notice of cancellation, lapse or invalidation of any such insurance policies, other than notices received in connection with renewals in the ordinary course of business.

          (r)    Title to Property.    (i) The Company and it Subsidiaries do not currently own any real property. Section 4.01(r)(i) of the Company Disclosure Schedule sets forth a true and correct list of all real property previously owned by the Company or any of its Subsidiaries or PDL with respect to which the Company or any of its Subsidiaries has assumed any Liability pursuant to any Contract or by operation of Law ("Former Real Property"). Section 4.01(r)(i) of the Company Disclosure Schedule sets forth, as of the Agreement Date, a true and complete list of all material leases and subleases of real property (the "Real Property Leases") under which the Company or any of its Subsidiaries is a landlord, sublessor, tenant or a subtenant (individually, a "Leased Real Property"). The Company has previously made available to Parent complete and accurate copies of each Real Property Lease, any amendments or modifications thereof and any subleases with respect thereto. The Company or a Subsidiary of the Company is the sole owner and holder of a subsisting, good and valid title to a leasehold estate in each Leased Real Property, in each case free and clear of all Liens other than Permitted Liens. No Person leases, subleases, licenses or otherwise has a right to use or occupy any of the Leased Real Property except for the Company. No current use by the Company or any Subsidiary of the Company of any Leased Real Property or any improvements thereon is dependent on a nonconforming use or other approval from a Governmental Entity, the absence of which would significantly limit the use of any of the properties or assets in the operation of the business of the Company as currently conducted. Neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold and the Company is not aware of any Lien, other than a Permitted Lien, applicable to the Leased Real Property that would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto.

             (ii)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each of the Company and its Subsidiaries has (A) good and valid title to all of its owned properties, assets and other rights that constitute personal property free and clear of all Liens, and (B) valid contractual rights to use all of the assets, tangible and intangible, used by its business which the Company does not own, in each case, such as are necessary to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted. This Section 4.01(r)(ii) does not relate to Intellectual Property and Technology matters, which are the subject of Section 4.01(s).

          (s)    Intellectual Property.

              (i)  As used herein "Intellectual Property" means United States and foreign: (A) patents and patent applications and substantial equivalents thereto (such as utility models and inventors' certificates), including extensions, reissues, renewals and reexaminations; (B) trademarks, service marks, trade dress, trade names, Internet Domain names and registrations and applications for registration to the foregoing, including extensions and renewals; (C) copyrights, rights in databases and data collections, registrations and applications for registration of any of the foregoing, including renewals and extensions; and (D) Technology. As used herein, "Technology" means trade secrets, know how, software, and other proprietary or confidential information. As used herein, "Company Intellectual Property" means all Intellectual Property owned by or licensed to the Company or any of its Subsidiaries, including all Intellectual Property of PDL assumed by the Company or any of its Subsidiaries.

             (ii)  Section 4.01(s)(ii) of the Company Disclosure Schedule sets forth, with the owner, country(ies) or region, registration and application numbers and dates indicated, as applicable, all patents and patent applications described in Section 4.01(s)(i) (excluding foreign substantial equivalents thereto (such as utility models and inventors' certificates)) owned by the Company or any of its Subsidiaries (solely or jointly with any other Person) that are issued or registered or that have been applied for and pending issuance or registration with any Governmental Entity. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining any such patents or patent applications due or payable before or as of the Agreement Date have been paid in full in a timely manner to the proper Governmental Entity. Except for any Company Intellectual Property licensed to the Company or any of its Subsidiaries, all Company Intellectual Property required to be listed on Schedule 4.01(s)(ii) is owned solely by the Company or one of its Subsidiaries and the Company's ownership rights are free and clear of all Liens, except Permitted Liens and licenses granted pursuant to Material Contracts listed in Section 4.01(p)(vii) of the Company Disclosure Schedule and on Attachment 1.22(k) to the PDL Separation Agreement.

            (iii)  To the Knowledge of the Company, the Company and its Subsidiaries own or have sufficient rights under all Intellectual Property necessary for or material to the operation of the business of the Company and its Subsidiaries as currently conducted, and, upon and after the Director Appointment Date, to the Company's Knowledge, the Company and its Subsidiaries will have all such rights under such Intellectual Property in the same manner as the Company and its Subsidiaries had immediately prior to the Agreement Date.

            (iv)  Except as set forth in a Company Material Contract made available to Parent, none of the Company and any of its Subsidiaries has granted an exclusive license to any patents, patent applications or know how of the Company.

             (v)  As of the Agreement Date: (A) no Claims are pending or, to the Knowledge of the Company, threatened in writing, against the Company, or any of its Subsidiaries with respect to the ownership, validity, enforceability, infringement, or misappropriation of any Intellectual Property; (B) none of the Company and any of its Subsidiaries has received any written communication alleging that (1) the Company or any of its Subsidiaries infringes, has misappropriated, or otherwise violates or conflicts with any Intellectual Property of any Person, or (2) except pursuant to a Company Material Contract disclosed to Parent, the Company is required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property; (C) there is no Judgment outstanding against the Company or any of its Subsidiaries, any Intellectual Property owned by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any Intellectual Property licensed to the Company or any of its Subsidiaries, in each case, that limits the ability of the Company or any of its Subsidiaries to exploit such Intellectual Property; and (D) to the Knowledge of the Company, none of the material Intellectual Property owned by the Company or any of its Subsidiaries is the subject of any inter partes proceedings, including reexaminations, interferences, oppositions, cancellations, and lawsuits. After the Agreement Date, except as would not be reasonably expected to result in a Material Adverse Effect, each of (A), (B), (C), and (D) set forth above will be true and correct.

            (vi)  The Company has disclosed to Parent the existence of all written opinions of counsel in the possession of the Company or its Subsidiaries regarding the risk of infringement, non-infringement, validity, invalidity, enforceability, unenforceability, patentability, unpatentability, registerability, or unregisterability of any Company Intellectual Property or Intellectual Property of others as potentially applicable to the Pharmaceutical Products of the Company or its Subsidiaries or the operation of the business of the Company and its Subsidiaries as currently conducted or proposed by the Company to be conducted.

           (vii)  To the Knowledge of the Company, no Person is infringing, misappropriating, otherwise violating or conflicting with any Intellectual Property owned by the Company or any of its Subsidiaries or exclusively licensed to the Company or any of its Subsidiaries except as set forth in Section 4.01(s)(vii) of the Company Disclosure Schedule.

          (viii)  To the Knowledge of the Company, each Company Employee or contractor or consultant of the Company or any Subsidiary who would reasonably be expected (A) to have access to the Company's or any of its Subsidiaries' Technology or (B) be materially involved in the creation or development of Intellectual Property on behalf of the Company or any of its Subsidiaries, has executed a proprietary information agreement that contains obligations of confidentiality on substantially similar terms to those included in the forms made available to Parent and provisions assigning ownership of all Intellectual Property created by such individual pursuant to their activities as employees, contractors or consultants of the Company or its Subsidiary to the Company or its Subsidiaries.

          (t)    Voting Requirements.    The affirmative vote of holders of a majority of the outstanding Shares entitled to vote thereon (the "Stockholder Approval") is the only vote of the holders of any class or series of capital stock of the Company necessary, if any, for the Company to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

          (u)    State Takeover Statutes; Rights Agreement.    Assuming that neither Parent nor any of its Affiliates is an "interested stockholder" (as defined in Section 203 of the DGCL) of the Company as of immediately prior to the execution and delivery of this Agreement, the Company has taken all necessary action to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from the restrictions on "business combinations" contained in Section 203 of the DGCL, such that Section 203 of the DGCL has been rendered inapplicable. To the Knowledge of the Company, no "control share acquisition," "fair price," "business combination," or other state takeover statute or requirement applies to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement. Prior to the Agreement Date, the Company has taken all action necessary such that (A) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby or thereby, including the Offer and the Merger, will (1) cause Parent or any of its Affiliates or Associates (each as defined in the Rights Agreement) to become an Acquiring Person (as defined in the Rights Agreement) or (2) give rise to a Distribution Date or Stock Acquisition Date or Triggering Event (each as defined in the Rights Agreement), and (B) the Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof and will not become separable, distributable or exercisable as a result of (1) the approval, execution or delivery of this Agreement, (2) the approval or consummation of the Merger, or (C) the announcement of the foregoing. The Company has made available a true and complete copy of the Rights Agreement and all amendments thereto as of the Agreement Date to Parent and Merger Sub, and as of the Agreement Date has not further amended or modified it except as described in this Section 4.01(u).

          (v)    Brokers and Other Advisors.    Except for Centerview Partners LLC (the "Company Financial Advisor"), there is no broker, investment banker, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any broker's, finder's, financial advisor's or other fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 4.01(v) of the Company Disclosure Schedule sets forth the aggregate fee payable to the Company Financial Advisor in connection with the transactions contemplated by this Agreement.

          (w)    Opinion of Financial Advisors.    The Company has received the opinion of the Company Financial Advisor (the "Fairness Opinion") to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the consideration to be paid to the holders of shares of Company Common Stock in the Offer or the Merger, as applicable, is fair from a financial point of view to the holders of Shares (other than Parent and its Affiliates). The Company will provide, solely for informational purposes, a true, complete and correct copy of such opinion to Parent after receipt thereof by the Company.

          (x)    No Other Representations or Warranties.    The representations and warranties of the Company set forth in this Agreement (as modified by the Company Disclosure Schedule) constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the Merger and the transactions contemplated hereby, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, its Affiliates or the transactions contemplated hereby, and all other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by the Company, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives or any other Person.

        SECTION 4.02    Representations and Warranties of Parent and Merger Sub.    Parent and Merger Sub represent and warrant to the Company as follows:

          (a)    Organization, Standing and Corporate Power.    Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.

          (b)    Authority; Noncontravention.    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceedings (including any action by the stockholders of Parent) on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Offer, the Merger or the other transactions contemplated hereby other than adoption of this Agreement (following its execution) by the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub or (ii) subject to the filings and other matters referred to in the immediately following sentence, (A) any Contract of Parent or Merger Sub or any of their respective Subsidiaries or (B) any Law or Judgment, in each case applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated hereby, except for (1) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (3) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing of the Schedule TO Amendment, (4) compliance with any applicable foreign or state securities or "blue sky laws", (5) any filings or notices required under the rules and regulations of The NASDAQ Stock Market or the New York Stock Exchange, (6) any notices required to be made to the FDA or under other U.S. or foreign Drug Laws and (7) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (c)    Information Supplied.    None of (i) the documents required to be filed by Parent or Merger Sub with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders after the Agreement Date in connection with the transactions contemplated by this Agreement, including the Schedule TO or the Offer Documents, at the date each is filed with the SEC, at the date it is distributed or otherwise disseminated to Company stockholders and at the time of the consummation of the Offer (other than as to information supplied in writing by the Company and its Subsidiaries expressly for inclusion therein or based upon or incorporated by reference from the Company SEC Reports, as to which no representation is made) or (ii) the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto, if applicable, or the Schedule 14D-9 will, at the date it is filed with the SEC (in the case of the Schedule 14D-9 or any amendment or supplement thereto) or on the date it is first mailed to the stockholders of the Company (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (d)    Capital Resources.    Parent has as of the Agreement Date, and as of the Share Acceptance Time, Merger Sub shall have, sufficient cash or cash equivalents available to pay for all shares of Company Common Stock tendered pursuant to the Offer and to pay the aggregate Merger Consideration and the aggregate Option Amount, as well as to make any and all other payments required to be made by Parent or Merger Sub in connection with the transactions contemplated under this Agreement.

          (e)    Operations and Assets of Merger Sub.    Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement. Parent owns, beneficially, all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens other than permitted Liens.

          (f)    Ownership of Company Common Stock.    Neither Parent nor Merger Sub beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Share Acceptance Time beneficially own, any Shares, or is a party, or will prior to the Share Acceptance Time become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any Shares.

          (g)    Litigation.    There is no suit, action or proceeding pending or, to the knowledge of the Divisional Vice President and Associate General Counsel, Commercial Litigation of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

          (h)    Brokers and Other Advisors.    No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's or financial advisor's fee or commission in connection with the Offer, the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

Covenants Relating to Conduct of Business

        SECTION 5.01    Conduct of Business of the Company and its Subsidiaries.

          (a)   The Company covenants and agrees that, during the period from the Agreement Date until the Director Appointment Date, except as expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or as required by Law, or unless Parent shall otherwise consent in writing, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of the Company's and its Subsidiaries' business, and in compliance in all material respects with applicable Law and the Company shall use its reasonable best efforts to preserve intact its and its Subsidiaries' business organization, and to preserve its present relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, between the Agreement Date and the Director Appointment Date, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01 to the Company Disclosure Schedule or as required by Law, neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent:

              (i)  amend or otherwise change the Company Certificate of Incorporation or Company Bylaws or any similar governing instruments or the comparable organizational documents of any Subsidiary of the Company;

             (ii)  issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company or any of its Subsidiaries, except for the issuance of shares of Company Common Stock reserved for issuance on the Agreement Date pursuant to the exercise of Company Stock Options and the vesting of shares of Company Restricted Stock, in each case outstanding on the Agreement Date and in accordance with their present terms, the repurchase of shares in connection with the satisfaction of the Tax obligations of the holder of an award granted pursuant to a Company Stock Plan in connection with the exercise thereof (or any "net settlement" of a Company Stock Option) and the issuance of Company Common Stock reserved for issuance on the Agreement Date pursuant to, and in accordance with, the ESPP;

            (iii)  sell, pledge, mortgage, dispose of, lease or encumber any assets, tangible or intangible (including any Real Property), of the Company or any of its Subsidiaries or suffer to exist any Lien thereupon, other than (A) sales of assets not to exceed $250,000 in the aggregate and (B) encumbrances which are licenses of Intellectual Property of the types described in Section 5.01(a)(iv) or Section 5.01(a)(v), which licenses shall be subject to the provisions of such Sections;

            (iv)  with respect to Company Intellectual Property owned by the Company or any of its Subsidiaries and with respect to any rights to Company Intellectual Property granted under any Company Material Contract, (A) transfer, assign or license to any Person any rights to such Intellectual Property (except for licensing non-exclusive rights for the primary purpose of (1) conducting clinical research, entered into with a clinical research organization, (2) material transfer, sponsored research, or other similar matters, (3) establishing confidentiality or non-disclosure obligations, (4) conducting clinical trials, or (5) manufacturing, labeling or distribution of the Company's Pharmaceutical Products for clinical trials), (B) abandon, permit to lapse or otherwise dispose of any such Intellectual Property, (C) grant any Lien on any such Company Intellectual Property other than Permitted Liens, or (D) make any change in material Company Intellectual Property that is or would reasonably be expected to materially impair such Company Intellectual Property or the Company's or its Subsidiaries' rights with respect thereto.

             (v)  enter into or amend any agreements pursuant to which any other Person is granted an exclusive license to any patents or know how included in the Company Intellectual Property;

            (vi)  (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly owned Subsidiary of the Company may declare and pay a dividend to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, to acquire any such securities, or propose to do any of the foregoing;

           (vii)  (A) (1) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, in each case, with a value in excess of $250,000 in the aggregate (including the amount of any liabilities assumed in connection therewith), (2) enter into any new line of business, (3) make any capital contribution or investment in any joint venture or other Person, or (4) create any Subsidiaries; (B) (1) incur any indebtedness for or enter into any Contract for the incurrence of indebtedness (including any debenture, note, letter of credit or loan), or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries (collectively, "Indebtedness"), other than maintaining or replacing any letter of credit entered into in connection with the Real Property Leases or with equipment leases, or (2) incur any Indebtedness for or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary); (C) enter into, renew, fail to renew, amend or terminate any lease relating to real property (including any existing Real Property Leases); (D) adopt or implement any new stockholder rights plan; (E) authorize any capital expenditures or purchase of fixed assets which are in excess of $300,000 for any individual expenditure or purchase or in excess of $1,000,000 in the aggregate for all such expenditures and purchases, for the Company and its Subsidiaries taken as a whole; or (F) enter into or amend any Contract, commitment or arrangement to effect any of the matters prohibited by this Section 5.01(a)(vii);

          (viii)  (A) increase the compensation payable or to become payable to its current or former directors, officers or employees, (B) hire any person as or promote any person to be an officer or an employee with a designation of "Vice President" or above, or elect any director of the Company, (C) hire or promote any employee who is not an officer or any employee with a designation below "Vice President," except to fill a vacancy in the ordinary course of the Company's business, (D) make or forgive any loan or advance to employees or directors (other than making loans or advances pursuant to arrangements that were in effect on the Agreement Date and were made in the ordinary course of the Company's business and loans or advances of reasonable travel expenses in the ordinary course of the Company's business), (E) except as may be required by Law or by (1) existing written agreements or (2) Company Benefit Plans, (in the case of (1) and (2), that have been disclosed in Section 5.1(m) of the Company Disclosure Schedule), grant any severance or termination pay to, or enter into, modify, amend, terminate or adopt, or promise to enter into, modify, amend, terminate or adopt, any Company Benefit Plan or other plan, Contract, agreement or arrangement that would be a Company Benefit Plan, (F) establish, adopt, enter into or amend any collective bargaining agreement, compensation plan, program or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company, any of its Subsidiaries or any Controlled Group Members, except as may be necessary to maintain proper qualification under the Code or other Law, (G) pay any discretionary bonuses to any employee of the Company, (H) make any awards of equity in the Company or any of its Subsidiaries or any rights to receive equity in the Company or any of its Subsidiaries, (I) amend any existing stock option or other equity-based compensation or enter into any agreement under which any stock option or other equity-based compensation would be required to be issued, except as permitted by Section 3.03, (J) except as set forth in writing by Parent for the express purpose of communications with employees of the Company, any of its Subsidiaries or any Controlled Group Members, make any representation or commitment to, or enter into any formal or informal understanding with any employee of the Company, any of its Subsidiaries or any Controlled Group Members with respect to compensation, benefits, or terms of employment to be provided by Parent, Purchaser, or any of their Subsidiaries or any of the Controlled Group Members at or subsequent to the Closing, (K) accelerate any rights or benefits, or make any material determinations, under any Company Benefit Plan, or (L) materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by Law;

            (ix)  take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), change any material assumption underlying, or method of calculating, any bad debt contingency or other reserve, except in each case as required to conform to GAAP or applicable Law;

             (x)  make any material Tax election inconsistent with past practice, change any material Tax election already made, settle or compromise any material Tax Liability (including for this purpose any Tax Liability attributable to a cost sharing arrangement of which the Company or any Subsidiary is a party), file any amended Tax Return with respect to any material Tax, change any annual Tax accounting period, enter into any closing agreement relating to any material Tax (including for this purpose any Tax attributable to a cost sharing arrangement of which the Company or any Subsidiary is a party), claim or surrender any right to claim a material Tax refund;

            (xi)  fail to pay material accounts payable and other material obligations in the ordinary course of the Company's and its Subsidiaries' business, other than those disputed in good faith;

           (xii)  materially accelerate the collection of accounts receivable, modify the payment terms of any accounts receivable other than in the ordinary course of the Company's and its Subsidiaries' business, or sell, securitize, factor or otherwise transfer any accounts receivable or other rights;

          (xiii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger or as expressly provided in this Agreement);

          (xiv)  at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act or any comparable state or local law, (A) effectuate a "plant closing" (as defined in the WARN Act or any comparable state or local law) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries; (B) effectuate a "mass layoff" (as defined in the WARN Act or any comparable state or local law) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries or (C) otherwise terminate or lay off employees in such numbers as to give rise to material Liabilities under applicable Laws;

           (xv)  (A) authorize, enter into, renew, extend, terminate or amend, or waive, release or assign any material rights or claims with respect to (x) any Company Material Contract,

    (y) other than any Company Material Contract, any Contract or arrangement with revenues or payments in excess of $250,000, unless such Contract or arrangement is terminable without payment or penalty upon the Company or its Subsidiaries giving no more than thirty (30) days' notice, or (z) any joint venture, partnership or other similar arrangement, or (B) engage in any transaction or series of transactions with any Affiliate which would constitute a related party transaction under the rules and regulations of the SEC or the Company's policy governing such transactions;

          (xvi)  agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the Agreement Date or hereafter made or brought, which settlement or compromise would, individually or in the aggregate, result in (A) amounts payable to or by the Company or its Subsidiaries in excess of $250,000, (B) any relief, other than the payment by the Company of a liquidated amount in cash, including debarment, corporate integrity agreements, any undertaking restricting the operations of the Company's business or the granting of licenses, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion, seizure or detention of product, or notification, repair or replacement (including under 21 U.S.C. Section 360h)), but excluding customary non-material settlement undertakings such as confidentiality agreements, mutual covenants not to sue and cross-releases of the claims subject to the proceeding, or (C) any other administrative action brought by, or civil settlements with, (I) the FDA or the Department of Justice arising under the FDCA or comparable applicable Laws, or (II) any foreign Governmental Entity arising under applicable Laws comparable to the Laws described in the immediately preceding clause (I);

         (xvii)  take any action that the Company knows or should have known would reasonably be expected to result in any of the conditions to the Offer set forth in Annex I not being satisfied; or

        (xviii)  authorize or make any commitment to do any of the foregoing.

          (b)    Conduct of Business of Parent and Merger Sub.    Each of Parent and Merger Sub agrees that, between the Agreement Date and the Effective Time, it shall not take any action that it knows or should have known would reasonably be expected to result in any of the conditions to the Offer set forth in Annex I not being satisfied.

          (c)    No Control of Other Party's Business.    Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Share Acceptance Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations prior to the Effective Time. Prior to the Share Acceptance Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        SECTION 5.02    Solicitation.    (a) Subject to Section 5.02(b):

              (i)  The Company shall not and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, from and after the Agreement Date until the earlier of the Director Appointment Date or the termination of this Agreement in accordance with Section 8.01, (A) solicit, initiate or intentionally encourage (including by way of providing information) the submission or announcement of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Takeover Proposal, (B) participate or engage in any discussions or negotiations with any Person with respect to a Takeover Proposal, (C) otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations, or (D) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Takeover Proposal or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. For purposes of this Agreement, the term "Takeover Proposal" means any inquiry, proposal or offer from any Person or group relating to (A) any direct or indirect acquisition, purchase, or exclusive license of all or substantially all of the Company's rights with respect to, in a single transaction or a series of transactions, of (1) assets of the Company (including capital stock of the Subsidiaries of the Company) or any Subsidiary of the Company representing fifteen percent (15%) or more of the assets (measured by fair market value) of the Company and its Subsidiaries, taken as a whole, or (2) fifteen percent (15%) (20% in the case of the BVF Entities, taken as a group and the BP Entities, taken as a group) or more of the outstanding shares of the Company Common Stock, (B) any transaction that, if consummated, would result in any Person or group owning, directly or indirectly, or having the right to acquire, equity interests representing fifteen percent (15%) (20% in the case of the BVF Entities, taken as a group and the BP Entities, taken as a group) or more of the voting power of the Company, (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the stockholders of any Person) would own, directly or indirectly, fifteen percent (15%) (20% in the case of the BVF Entities, taken as a group and the BP Entities, taken as a group) or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, (D) the issuance or sale by the Company or its Subsidiaries (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing fifteen percent (15%) or more of the voting power of the Company, or (E) any combination of the foregoing, other than, in each case, the transactions contemplated by this Agreement.

             (ii)  The Company shall immediately cease and cause to be terminated any solicitation, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any actual or potential Takeover Proposal and request that all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person be returned or destroyed.

          (b)   Notwithstanding anything to the contrary contained in Section 5.02(a), if at any time from and after the Agreement Date and prior to the Share Acceptance Time, (i) the Company has received a written Takeover Proposal from a third party, (ii) the Company received such Takeover Proposal other than as a result of a material breach or violation of the terms of this Section 5.02, (iii) to the extent the Company is prohibited as a result of a confidentiality, non-disclosure or similar Contract from disclosing to Parent or its Representatives any discussions or negotiations between the Company or its Representatives and such Person, or any information that may be exchanged in connection with such discussions or negotiations, in each case as required by the provisions of this Agreement, such Person has provided the Company with a written acknowledgement that such discussions, negotiations and the information exchanged in connection therewith may be disclosed to Parent and its Representatives to the extent required by this Agreement (it being agreed that any inquiry by the Company, its Subsidiaries or the Company's Representatives made solely to determine whether such confidentiality, non-disclosure or similar Contract applies to discussions or negotiations between such Person and the Company shall not constitute a breach of the provisions of this Section 5.02) and (iv) the Company Board determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that (A) such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) that the failure to take such action would be inconsistent with its fiduciary obligations to the Company's stockholders under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, and (y) engage in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal; provided that (1) at least two (2) Business Days prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Parent written notice of the identity of such Person and all of the material terms and conditions of such Takeover Proposal and of the Company's intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, (2) the Company does not, and does not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement, and (3) the Company contemporaneously provides, in accordance with the terms of the Confidentiality Agreement, to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. As used herein, the term "Superior Proposal" means any bona fide written Takeover Proposal, except for any licensing transaction or agreement, (with all of the percentages included in the definition of "Takeover Proposal" increased to fifty percent (50%) for this purpose) which the Company Board determines (after consultation with the Company Financial Advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the Person making such proposal, if accepted, is reasonably likely to be consummated, and if consummated would result in a transaction that is more favorable to the Company's stockholders, from a financial point of view, than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent (including pursuant to Section 5.02(d)).

          (c)   From and after the Agreement Date until the Director Appointment Date, the Company shall as promptly as practicable, and in all cases within one (1) Business Day after its receipt, notify Parent in the event that the Company or any of its Subsidiaries or Representatives receives any Takeover Proposal from any Person or group, which notice shall set forth the material terms and conditions of any such Takeover Proposal and the identity of the Person making such Takeover Proposal. The Company shall keep Parent informed at Parent's request or otherwise as promptly as practicable (and in any event within one (1) Business Day) of any material change in the status of or material terms and conditions (including all material amendments or proposed material amendments conveyed to the Company or its Representatives) of any such Takeover Proposal. The Company shall provide Parent with at least forty-eight (48) hours prior notice of a meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the Agreement Date that prohibits the Company from providing the information described in this Section 5.02(c) to Parent. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar Contract to which the Company or any Subsidiary of the Company is a party and that relates to any potential Takeover Proposal, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such Contract; provided that if the Company has received a written Takeover Proposal that the Company Board determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, constitutes or is reasonably likely to lead to a Superior Proposal, the Company may waive, amend or modify any provision of, or grant permission under such agreement to the extent that the Company Board determines that the failure to take such action would be inconsistent with its fiduciary obligations to the Company's stockholders under applicable Law.

          (d)   From and after the Agreement Date until the Director Appointment Date, neither the Company Board nor any committee thereof shall (i) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal, (ii) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, or otherwise make any statement or proposal that, in the context in which it was made, is inconsistent with, the Board Recommendation, or (iii) resolve, propose or agree to do any of the foregoing (any action or failure to act set forth in the foregoing clauses (i), (ii) or (iii), an "Adverse Recommendation Change"). Notwithstanding the foregoing or anything else in this Agreement to the contrary, if at any time prior to the Director Appointment Date the Company receives a Takeover Proposal which the Company Board concludes in good faith, after consultation with the Company Financial Advisor and outside legal counsel, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent (including pursuant to clause (2) below), the Company Board may at any time prior to the Share Acceptance Time, if it determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company's stockholders under applicable Law, (x) effect an Adverse Recommendation Change with respect to such Superior Proposal and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Company Termination Fee and otherwise complies with the provisions of Section 8.01(f) and Section 6.08; and provided further that the Company Board may not effect an Adverse Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have materially breached this Section 5.02, and (B):

            (1)   the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance (the "Notice Period"), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the "Acquisition Agreement"); and

            (2)   prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal.

In the event of any amendment to the financial terms or any other material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.02(d) with respect to such new written notice.

          (e)   Notwithstanding anything to the contrary contained in this Section 5.02, if the Company Board determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, the Company Board may at any time prior to the Director Appointment Date and solely in response to an Intervening Event effect an Adverse Recommendation Change; provided, however, that the Company Board may not effect an Adverse Recommendation Change unless the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance of its intention to take such action, which notice shall specify the facts, circumstances and other conditions giving rise thereto, and prior to effecting such Adverse Recommendation Change, the Company shall, and shall cause its Representatives to, during such three (3) Business Day period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that an Adverse Recommendation Change is no longer necessary; and provided, further, that the Company Board shall not be permitted to effect an Adverse Recommendation Change pursuant to this Section 5.02(e) with respect to or in connection with any Takeover Proposal (which shall be covered by and subject in all respects to Section 5.02(d)).

          (f)    The Company agrees that any breach of the restrictions set forth in this Section 5.02 by any of its Representatives shall be deemed to be a breach of this Agreement (including this Section 5.02) by the Company.

          (g)   Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to its stockholders if the Company Board determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change except to the extent permitted by Section 5.02(d) or Section 5.02(e).

ARTICLE VI

Additional Agreements

        SECTION 6.01    Stockholder Approval; Proxy Statement.    (a) If the Stockholder Approval is required under the DGCL in order to consummate the Merger other than pursuant to Section 253(a) of the DGCL, then, in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws, the Exchange Act, and any applicable rules and regulations of The NASDAQ Stock Market, the Company, in consultation with Parent, shall as promptly as practicable after the consummation of the Offer, for the purpose of obtaining the Stockholder Approval, duly set a record date for, call, give notice of, convene and hold a special meeting of stockholders of the Company (the "Stockholder Meeting") as promptly as reasonably practicable following the Share Acceptance Time (with the record date and meeting date to be determined by Parent). Subject to Section 5.02(d), the Company Board shall recommend that the stockholders of the Company vote in favor of adoption of this Agreement. At the Stockholder Meeting, Parent will cause all Shares held of record by Parent or Merger Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon in favor of the adoption of this Agreement. The Company shall comply with the DGCL, the Company Certificate of Incorporation and the Company Bylaws, the Exchange Act and the rules and regulations of The NASDAQ Stock Market in connection with the Stockholder Meeting, including preparing and delivering the Proxy Statement to the Company's stockholders as required pursuant to the Exchange Act and Section 6.01(b) below. The Company shall use its best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger, and secure any approval of stockholders of the Company that is required by applicable Law to effect the Merger;

provided, that (i) the Company shall not change the date of, postpone or adjourn the Stockholder Meeting without Parent's prior written consent and (ii) Parent may cause the Company to postpone or adjourn the Stockholder Meeting by prior written notice to the Company.

          (b)   As promptly as reasonably practicable after the Share Acceptance Time, the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Proxy Statement in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the transactions contemplated by this Agreement. Subject to Section 5.02(d), the Proxy Statement shall reflect the Board Recommendation and shall include a description of the other Board Actions. The Company shall also include in the Proxy Statement, and represents that it has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Proxy Statement, in its entirety, the Fairness Opinion, together with a summary thereof. Parent shall cooperate with the Company in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act. The Company shall use its reasonable best efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be mailed to the Company's stockholders at the earliest practicable time. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company shall promptly provide Parent and its counsel with copies of any written comments or communications, and shall inform them of any oral comments or communications, that the Company or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Proxy Statement or the definitive Proxy Statement), and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. The Proxy Statement shall comply in all material respects with all applicable requirements of Law.

        SECTION 6.02    Access to Information; Confidentiality.    The Company shall, and shall cause each Subsidiary to, afford to Parent, and to Parent's officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, full access at reasonable times upon prior notice during the period prior to the Effective Time to all of its and its Subsidiaries' facilities, properties, books and records (including stock records and access to its transfer agent) and to those officers, employees and agents of the Company to whom Parent reasonably requests access (including the reasonable opportunity to communicate with the employees of the Company or its Subsidiaries that Parent expects to retain with respect to the benefits and compensation of such employees following the Share Acceptance Time), and, during such period, the Company shall furnish, as promptly as practicable, to Parent all information concerning its and its Subsidiaries' business, finances, operations, properties and personnel as Parent may reasonably request (it being agreed that none of the foregoing shall permit Parent or any of its Representatives to conduct any invasive environmental testing or sampling). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information or documentation (a) where the Company reasonably determines that such access or disclosure would contravene any Law or (b) relating to (x) Biogen Idec Inc.'s proposed acquisition of the Company and the Company's consideration of and response thereto (including the Company's process of soliciting third party interest in a Takeover Proposal prior to the date hereof), (y) the consideration, negotiation and performance of this Agreement and related agreements and (z) except as required by Section 5.02, any Takeover Proposal made after the execution of this Agreement. No investigation conducted pursuant to this Section 6.02 shall affect or be deemed to qualify, modify or limit any representation or warranty made by the Company in this Agreement. Except for disclosures expressly permitted by the terms of the confidentiality letter agreement dated as of January 11, 2010 between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), Parent shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

        SECTION 6.03    Reasonable Best Efforts.    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including using reasonable best efforts to: (i) take all acts necessary to cause the conditions to the Offer and to the Closing to be satisfied as promptly as practicable, (ii) obtain all necessary actions or nonactions, clearances, waivers, consents and approvals from Governmental Entities and make all necessary registrations, declarations and filings (including filings and requesting early termination of the waiting period required under the HSR Act) with, and take all steps as may be necessary to obtain an approval or waiver from, or to avoid a claim, action, suit, proceeding or investigation by, any Governmental Entity, (iii) obtain consents, approvals and waivers under Contracts from third parties reasonably requested by Parent to be obtained in connection with the transactions contemplated by this Agreement, provided, however, that in no event shall Parent, Merger Sub, the Company or any of their respective Subsidiaries be required to make any payment to such third parties or concede anything of value in any case prior to the Effective Time in order to obtain any such consent, clearance, approval or waiver, (iv) pay any fees due with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other applicable Law, (v) cooperate with each other in connection with (A) preparing and filing the Offer Documents, the Schedule 14D-9, the Proxy Statement and any other required filings with the SEC and (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Offer or the Merger; and (vi) execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that the foregoing provisions of this Section 6.03 shall not require the Company to perform, satisfy or discharge any obligations of Parent or Merger Sub under this Agreement or otherwise, or Parent or Merger Sub to perform, satisfy or discharge any obligations of the Company under this Agreement or otherwise. In connection with and without limiting the foregoing, the Company and the Company Board shall (A) take all action necessary to ensure that no "fair price" or other state takeover statute is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement and (B) if any "fair price" or other state takeover statute becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. No party shall voluntarily extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay or not to consummate the Offer, the Merger and the other transactions contemplated hereby except with the prior written consent of the other parties (such consents not to be unreasonably withheld, conditioned or delayed and which reasonableness shall be determined in light of each party's obligation to use its reasonable best efforts to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby). In connection with the consents, approvals and waivers referred to in clause (iii) above, (x) the Company shall keep Parent informed of all material developments in seeking such consents, approvals or waivers and shall, at Parent's request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought; (y) such consents, approvals and waivers shall be in a form reasonably acceptable to Parent and the Company; and (z) in the event the Offer is not consummated or the Merger does not close for any reason, neither Parent nor Merger Sub shall have any Liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, approvals and waivers.

        SECTION 6.04    Benefit Plans.    (a) For the period commencing at the Effective Time and ending on the earlier of (x) the date that is twelve (12) months following the Effective Time and (y) the date on which the employment of an employee of the Company and its Subsidiaries who continues his or her employment with the Surviving Corporation or its Subsidiaries following the Effective Time (each, a "Company Employee," and collectively, the "Company Employees") terminates, the Surviving Corporation shall provide each Company Employee with (A) at least the same annual rate of base salary as was provided to such Company Employee immediately prior to the Effective Time and (B) an opportunity to earn an ordinary course annual performance bonus and commission opportunities that are substantially comparable in the aggregate to the bonus and commission opportunities that were provided to such Company Employee immediately prior to the Effective Time. Until the earlier of (I) December 31, 2010 and (II) the date on which the employment of a Company Employee terminates, the Surviving Corporation shall provide each Company Employee with employee benefits that are substantially comparable in the aggregate to those benefits that were provided to such Company Employee immediately prior to the Effective Time (excluding, for this purpose, any equity compensation arrangements that were made available to such Company Employee prior to the Effective Time); provided, however, that neither Parent nor the Surviving Corporation (or any of their respective Affiliates) shall be under any obligation to either (1) retain any employee or group of employees of the Company or any of its Subsidiaries or (2) retain any Company Benefit Plan, other than as required by applicable Law.

          (b)   With respect to any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries excluding both any retiree healthcare plans or programs maintained by Parent or any of its Subsidiaries and any equity compensation arrangement maintained by Parent or any of its Subsidiaries but including any paid time off, vacation and severance pay arrangements (collectively, "Parent Benefit Plans") in which any of the Company Employees will participate effective after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or any of its Subsidiaries, as the case may be (including, without limitation, service with PDL or with any other predecessor employer of the Company or any such Subsidiary, to the extent service with such other predecessor employer is, or would have been, recognized by the Company or such Subsidiary), for purposes of determining vesting and eligibility (but not for (i) purposes of early retirement subsidies under any Parent Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or to the extent that such service was not recognized under the corresponding Company Benefit Plan.

          (c)   Parent shall use its reasonable best efforts to (i) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time and (ii) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any Parent Benefit Plan that is a welfare benefit plan and in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan(s) immediately prior to the Effective Time and provided that nothing in this Section 6.04(c) shall obligate Parent to provide any benefit under any Parent Benefit Plan that is a welfare benefit plan that it did not provide under such plan as of the Effective Time.

          (d)   Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the Company 401(k) Plan (the "401(k) Plan") as Parent may deem necessary or appropriate, including terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable Law and provided that such action does not preclude the immediate participation of the Company Employees in any successor plan.

          (e)   The Company, Parent and Merger Sub acknowledge and agree that all provisions contained in this Section 6.04 and in Sections 4.01(j) and (m) with respect to Company Employees are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any Company Employees, former Company Employees, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation, or any of their respective Affiliates. No provision of this Section 6.04 or Sections 4.01(j) or (m) shall constitute an amendment to any Company Benefit Plan or any employee benefit or compensation plan, policy agreement or arrangement of Merger Sub or any of its Affiliates.

        SECTION 6.05    Section 16 Matters.    Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder ("Section 16") of Shares or Company Stock Options pursuant to this Agreement, and the Offer and the Merger shall be an exempt transaction for purposes of Section 16.

        SECTION 6.06    Rule 14d-10(d) Matters.    Prior to the Share Acceptance Time, the Company (acting through the Compensation Committee of the Company Board which shall, at the time of such approval, consist entirely of independent directors as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the Agreement Date with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

        SECTION 6.07    Indemnification, Exculpation and Insurance.    (a) For six (6) years after the Effective Time, Parent shall provide, fully satisfy and discharge, or shall cause the Surviving Corporation to provide, fully satisfy and discharge, all rights to indemnification of and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an "Indemnified Party") as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the Agreement Date). Such rights shall survive the Merger and shall, for a period of six (6) years after the Effective Time, not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party without the prior consent of the affected Indemnified Party. If written notice of a claim for indemnification pursuant to this Section 6.07 has been given prior to the expiration of the six (6) year period referenced above, then no amendment, repeal or modification of this Section 6.07 shall adversely affect the Indemnified Party's rights in respect of such claim.

          (b)   Parent shall either (i) cause to be maintained in effect, for a period of six years after the Effective Time, the directors' and officers' liability insurance policy that is in effect at the Agreement Date (the "Current D&O Policy") covering acts or omissions at or prior to the Effective Time with respect to those persons who are covered by the Current D&O Policy as of the Effective Time, or (ii) obtain, in consultation with the Company, a prepaid (or "tail") directors' and officers' liability insurance policy covering acts or omissions occurring at or prior to the Effective Time for a period of six (6) years after the Effective Time, with respect to those persons who are covered by the Current D&O Policy as of the Effective Time on terms with respect to such coverage and amounts no less favorable to such indemnified persons than those of the Current D&O Policy; provided, that (A) this Section 6.07(b) shall not extend or otherwise increase obligations of the Company to provide coverage for acts or omissions of directors or officers of any Person acquired by the Company prior to the Agreement Date beyond the terms provided for in the agreements with respect to such transactions; (B) Parent may substitute one or more policies of a reputable and financially sound insurance company for the Current D&O Policy, so long as such substitute policies have at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the persons currently covered by the Current D&O Policy; (C) Parent shall not be required to pay any annual premium for the Current D&O Policy or any substitutes with respect thereto in excess of 250% of the amount (the "Annual Amount") paid by the Company for coverage for the period of twelve (12) months most recently commenced prior to the Agreement Date; and (D) if the premium for the Current D&O Policy or any substitutes therefor exceeds such amount, Parent shall purchase a substitute policy with the greatest coverage available for 250% of the Annual Amount.

          (c)   In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees assume the obligations set forth in this Section 6.07.

          (d)   The provisions of this Section 6.07 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. On and after the Share Acceptance Time, the provisions of this Section 6.07 may not be amended in a manner adverse to any Indemnified Party without his or her prior consent.

        SECTION 6.08    Fees and Expenses.    (a) Except as provided elsewhere in this Section 6.08, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

          (b)   In the event that this Agreement is terminated by Parent pursuant to Section 8.01(e) or the Company pursuant to Section 8.01(f), then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee.

          (c)   In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i) solely as a result of a failure to satisfy the Minimum Condition, Section 8.01(b)(ii) solely as a result of a failure to satisfy the Minimum Condition or Section 8.01(c)(i), (ii) prior to the date of termination of this Agreement, a Takeover Proposal shall have been publicly made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known, and (iii) (A) within twelve (12) months after such termination, the Company enters into a definitive agreement to consummate or consummates a transaction contemplated by any Takeover Proposal or (B) a tender or exchange offer or other Takeover Proposal is first publicly announced within twelve (12) months after such termination and is subsequently consummated, then in either such case, the Company shall pay Parent an aggregate fee equal to the Company Termination Fee, on the earlier of the date of entry into a definitive agreement or the date of consummation referred to in clause (iii). For purposes of this Section 6.08(c), the term "Takeover Proposal" shall have the meaning assigned to such term in Section 5.02(a)(i), except that all references to fifteen percent (15%) therein shall be deemed to be references to thirty-five percent (35%).

          (d)   All payments under this Section 6.08 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

          (e)   The Company acknowledges and agrees that the agreements contained in this Section 6.08 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 6.08, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Company Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. The parties acknowledge and agree that the Company Termination Fee is not a penalty, but rather constitutes damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Company Termination Fee is payable.

        SECTION 6.09    Public Announcements.    Each of Parent and the Company agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent required, shall be at the final discretion of the disclosing party. The Company and Parent agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

        SECTION 6.10    Stockholder Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        SECTION 6.11    Post Agreement Date Deliveries.    Within five (5) Business Days after the Agreement Date, the Company shall deliver to Parent and Merger Sub a schedule setting forth a list that is true, complete and correct in all material respects, as of the Agreement Date, of all outstanding Company Stock Options, indicating, with respect to each Company Stock Option then outstanding, (I) the name of each holder of each Company Stock Option, (II) whether such Company Stock Option is an incentive stock option, (III) the number of Shares or other shares subject to such Company Stock Option, (IV) the country in which the holder of such Company Stock Option resides, if outside of the United States, (V) the relationship of the holder of such Company Stock Option to the Company including the name of the employer if the holder is an employee and the country in which such employer is located, (VI) the name of the plan under which such Company Stock Option was granted if it was not granted under the Company's 2008 Equity Incentive Plan, (VII) the exercise price, date of grant, vesting schedule and expiration date thereof. Such schedule shall also set forth a list that is true, complete and correct in all material respects as of the Agreement Date, of all shares of Company Restricted Stock, indicating, with respect to each share of Company Restricted Stock, (A) the name of each holder of each share of Company Restricted Stock, (B) the number of shares of Company Restricted Stock held by each holder, (C) the country in which the holder of such share of Company Restricted Stock resides, if outside of the United States, (D) the relationship of the holder of such share of Company Restricted Stock to the Company including the name of the employer if the holder is an employee and the country in which such employer is located, (E) the name of the plan under which such share of Company Restricted Stock was granted if it was not granted under the Company's 2008 Equity Incentive Plan, and (F) the vesting, forfeiture or repurchase conditions to which such share of Company Restricted Stock are subject.

ARTICLE VII

Conditions Precedent

        SECTION 7.01    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval; Short Form Merger.    (i) Stockholder Approval shall have been obtained or (ii) all conditions of applicable Law required to be satisfied to effect the Merger as a Short Form Merger shall have been satisfied.

          (b)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other Judgment or ruling issued by any Governmental Entity of competent jurisdiction (collectively, "Restraints") shall be in effect restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger, and there shall not be in effect any Law enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger.

          (c)    Acceptance of the Offer.    Merger Sub (or Parent on Merger Sub's behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not properly withdrawn in accordance with the terms hereof and thereof (provided that this Section 7.01(c) shall not be a condition to Parent and Merger Sub's obligations if Merger Sub shall have failed to purchase such Shares pursuant to the Offer in violation of this Agreement).

 ARTICLE VIII

Termination, Amendment and Waiver

        SECTION 8.01    Termination.    This Agreement may be terminated:

          (a)   by mutual written consent of Parent and the Company at any time prior to the Effective Time;

          (b)   by either of Parent or the Company:

              (i)  if the Share Acceptance Time shall not have occurred on or before July 31, 2010 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, the Merger Sub) to perform any of its obligations under this Agreement in any material respect has been a principal cause of or resulted in the failure of the Offer to be consummated on or before the Outside Date;

             (ii)  if the Offer (as it may have been extended pursuant to Section 1.01) expires as a result of the non-satisfaction of any Offer Condition or is terminated or withdrawn pursuant to its terms in accordance with this Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party if the failure of such party (and in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement in any material respect has been a principal cause of or resulted in the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

            (iii)  if any Restraint permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, prior to the Share Acceptance Time, the Shares pursuant to the Offer or, prior to the Effective Time, consummation of the Merger, shall have become final and nonappealable, or any Law shall have been enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall have complied with its obligations under Section 6.03 to prevent the entry of and to remove such Restraint or Law;

          (c)   by Parent, prior to the Share Acceptance Time, if (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any of the Offer Conditions and (B) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of the Outside Date and the date that is twenty (20) Business Days from the date that the Company is notified in writing by Parent of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements hereunder that, in any case, has resulted in a Parent Material Adverse Effect;

          (d)   by the Company, prior to the Share Acceptance Time, if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of the Outside Date and the date that is twenty (20) Business Days from the date that Parent is notified in writing by the Company of such breach; provided that the Company shall not have the right to terminate this

  Agreement pursuant to this Section 8.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

          (e)   by Parent, prior to the Share Acceptance Time, if (i) an Adverse Recommendation Change (or any action by any committee of the Company Board which, if taken by the full Company Board, would be an Adverse Recommendation Change) shall have occurred (whether or not in compliance with Section 5.02), (ii) the Company or the Company Board (or any committee thereof) shall (A) approve, adopt or recommend any Takeover Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Takeover Proposal, (iii) the Company Board fails to publicly reaffirm the Board Recommendation within ten (10) Business Days after the Company's receipt of a written request by Parent to provide such reaffirmation following the date of any Takeover Proposal or any modification (provided that Parent shall be permitted to request only one such reaffirmation request per Takeover Proposal and one additional reaffirmation request per each amendment thereof and supplement thereto), (iv) if any tender offer or exchange offer is commenced by any Person other than Parent, Merger Sub or any Subsidiary of Parent with respect to the outstanding Shares, and the Company Board shall not have recommended that the Company's stockholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within ten (10) Business Days after commencement of such tender offer or exchange offer, (v) the Company shall have breached in any material respect any of its obligations under Section 5.02(a)(i) or (a)(ii), or Section 5.02(d), (vi) the Company shall have failed to include the Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Board Recommendation in the Offer Documents, or (vii) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose to do any of the actions specified in clauses (i), (ii), (iii), (iv), (v) or (iv) of this Section 8.01(e); or

          (f)    by the Company, in accordance with Section 5.02(d), but only if the Company shall have materially complied with its obligations under Section 5.02 and is otherwise permitted to accept the applicable Superior Proposal pursuant to Section 5.02(d); provided, however, that the Company shall simultaneously with such termination enter into the Acquisition Agreement relating to such Superior Proposal and pay the Company Termination Fee to Parent.

        SECTION 8.02    Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 4.01(v), Section 4.02(h), the last sentence of Section 6.02, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination; provided, however that nothing herein shall relieve the Company, Parent or Merger Sub from liability for any fraud or willful breach of any of its covenants or agreements set forth in this Agreement.

        SECTION 8.03    Amendment.    Subject to the provisions of Section 1.03(c), this Agreement may be amended by the Company, Merger Sub and Parent by action taken by Parent or on behalf of the Company or Merger Sub, their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after receipt of the Stockholder Approval, there shall not be made any amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 8.04    Extension; Waiver.    Subject to the provisions of Section 1.03(c), at any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, or

(b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

        SECTION 9.01    Nonsurvival of Representations and Warranties.    None of the representations or warranties of the parties contained in this Agreement and in any instrument delivered pursuant to this Agreement (including the certificate contemplated by clause (f) of Annex II) shall survive the earlier of (a) the Share Acceptance Time, (b) the Effective Time and (c) termination of this Agreement (except as set forth in Section 8.02), and after such time there shall be no Liability in respect thereof, whether such Liability has accrued prior to or after such termination, on the part of any party or any of its officers, directors, agents or Affiliates.

        SECTION 9.02    Notices.    Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands, approvals, and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (i) if personally delivered, when delivered; (ii) if sent via facsimile transmission before 5:00 p.m. in the time zone of the receiving party, when transmitted and receipt is confirmed; (iii) if sent via facsimile transmission after 5:00 p.m. in the time zone of the receiving party and receipt is confirmed, on the following Business Day; (iv) if sent designated for overnight delivery by a nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery; and (v) if sent by registered or certified mail in the United States, return receipt requested, upon receipt; provided, in each case, that such notices, requests, demands and other communications are delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to Parent or Merger Sub, to:

    Abbott Laboratories
    Dept. R432, Building AP9-1
    100 Abbott Park Road
    Abbott Park, IL 60064-6120
    Attention: Senior Vice President, Pharmaceuticals, Research and Development
    Fax: (847) 937-3918

    with a copy to:

    Abbott Laboratories
    Dept. 0364, Building AP6D
    100 Abbott Park Road
    Abbott Park, IL 60064-6020
    Attention: Executive Vice President, General Counsel and Secretary
    Fax: (847) 937-3966

    with an additional copy to:

    Jones Day
    3160 Michelson Drive, Suite 800
    Irvine, California 92612-4408
    Tel: (949) 851-3939
    Fax No.: (949) 553-7593
    Attention: Jonn R. Beeson, Esq.
                      Robert A. Profusek, Esq.

        if to the Company, to:

    Facet Biotech Corporation
    1500 Seaport Blvd
    Redwood City, CA 94063
    Fax No: (650) 454-2000
    Attn: General Counsel

    with a copy to:

    Simpson Thacher & Bartlett LLP
    2550 Hanover Street
    Palo Alto, California 94304
    Fax No.: (650) 251-5002
    Attention: Robert Spatt, Esq.
                      Richard Capelouto, Esq.
                      Kirsten Jensen, Esq.

        SECTION 9.03    Definitions.    For purposes of this Agreement:

          (a)   "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement;

          (b)   an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

          (c)   "BP Entities" means The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman;

          (d)   "Business Day" means any day on which banks are not required or authorized to be closed in the city of Chicago or San Francisco;

          (e)   "BVF Entities" means Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C., Investment 10, L.L.C., BVF Partners L.P., BVF Inc. and Mark N. Lampert;

          (f)    "Claim" means any threatened or actual claim, action, suit, proceeding, or investigation;

          (g)   "Company Disclosure Schedule" means the disclosure schedules dated as of the Agreement Date delivered by the Company to Parent and Merger Sub;

          (h)   "Company Termination Fee" means $25,250,000;

          (i)    "Comparable Companies" means biotechnology companies other than the Company, the predominant activity of which is discovery and development.

          (j)    "Effect" means any change, effect, event, development, occurrence, condition or state of facts;

          (k)   "Fully Diluted Shares" means all outstanding securities entitled to vote in the election of directors of the Company or on the adoption of this Agreement and approval of the Merger, together with all such securities which the Company would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable, other than potential (but not actual) dilution attributable to the Rights;

          (l)    "Intervening Event" means a material event relating to the Company or its Subsidiaries which is (i) unknown to the Company Board as of the Agreement Date and (ii) becomes known to or by the Company Board prior to the Share Acceptance Time; provided, however, that in no event shall the receipt of a Takeover Proposal constitute an Intervening Event;

          (m)  "Knowledge" means with respect to the Company, the actual knowledge of any of the persons set forth in Section 9.03(m) of the Company Disclosure Schedule, or any fact or matter which any such person would reasonably be expected to discover or otherwise become aware in the course of the reasonable conduct of his or her duties;

          (n)   "Material Adverse Effect" means any Effect that, individually or in the aggregate with all other Effects, (i) is, or would reasonably be expected to be, materially adverse to the clinical development of the Company's human antibody product referred to as Daclizumab or to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, provided that any Effect resulting from or attributable to the following will not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: (a) the economy or financial markets in general, except to the extent such changes adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other Comparable Companies, (b) the economic, business, financial or regulatory environment generally affecting the industry in which the Company operates, except to the extent such changes adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other Comparable Companies, (c) changes in Law or applicable accounting regulations or principles or interpretations thereof, except to the extent such changes adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other Comparable Companies, (d) in and of itself, any change in the Company's stock price or trading volume or any failure by the Company to meet any cash utilization, revenue, earnings or other similar projections (provided that the events giving rise or contributing to such changes or failure that are not otherwise excluded from the definition of a "Material Adverse Effect" shall be taken into account), (e) the announcement or pendency of this Agreement or the transactions contemplated hereby, or (f) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis, except to the extent such changes adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other Comparable Companies, or (ii) prevents, materially impedes, or materially delays, or would reasonably be expected to prevent, materially impede or materially delay, the consummation of the Offer or the Merger or the performance by the Company of any of its material obligations under this Agreement;

          (o)   "Parent Material Adverse Effect" means any Effect that, individually or in the aggregate with other Effects, prevents or materially impedes or materially delays the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated hereby;

          (p)   "PDL" means PDL BioPharma, Inc.;

          (q)   "PDL Separation Agreement" means the Separation and Distribution Agreement between the Company and PDL dated December 17, 2008;

          (r)   "Permitted Liens" means (A) mechanics', carriers', workmen's, warehousemen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, (B) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty or that are being contested in good faith through appropriate proceedings and for which there are adequate reserves on the financial statements of the Company and (C) Liens (other than Liens securing Indebtedness) that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or the continuation and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted;

          (s)   "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity;

          (t)    "Pharmaceutical Products" means biological and drug candidates, compounds or products being researched, tested, developed, manufactured or distributed, whether for human or animal consumption or application;

          (u)   "Representative" means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person; and

          (v)   a "Subsidiary" of any Person means another Person, of which the first Person (either alone or through or together with any other of its Subsidiaries) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests entitled to vote for the election of the board of directors or other governing body of such Person.

        SECTION 9.04    Interpretation.    When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        SECTION 9.05    Consents and Approvals.    For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

        SECTION 9.06    Counterparts.    This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 9.07    Entire Agreement; Third-Party Beneficiaries.    This Agreement (including the Exhibits and Company Disclosure Schedule) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and (b) are not intended to and do not confer upon any Person other than the parties any legal or equitable rights or remedies, the provisions set forth in Section 6.07 of this Agreement (from and after the Effective Time).

        SECTION 9.08    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

        SECTION 9.09    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent without the Company's prior consent; provided, however, that no assignment shall release Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 9.10    Specific Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.

          (a)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that until such time as this Agreement is validly terminated pursuant to the provisions of Section 8.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. The pursuit of specific enforcement by either party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled.

          (b)   Each of the parties hereto hereby (i) irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any such action or proceeding in any court other than the Court of Chancery of the State of Delaware (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), (iv) agrees that any Claim in respect of any such action or proceeding may be heard and determined in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (v) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (vi) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

        SECTION 9.11    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ABBOTT LABORATORIES
By:	/s/ THOMAS C. FREYMAN
	Name:	Thomas C. Freyman
	Title:	Executive Vice President, Finance and Chief Financial Officer
AMBER ACQUISITION INC.
By:	/s/ THOMAS C. FREYMAN
	Name:	Thomas C. Freyman
	Title:	President
FACET BIOTECH CORPORATION
By:	/s/ FAHEEM HASNAIN
	Name:	Faheem Hasnain
	Title:	President and Chief Executive Officer

 Annex I

Index of Defined Terms

Term
401(k) Plan	Section 6.04(e)
Acceptable Confidentiality Agreement	Section 9.03(a)
Acquisition Agreement	Section 5.02(d)
Adverse Recommendation Change	Section 5.02(d)
Affiliate	Section 9.03(b)
Agreement	Preamble
Agreement Date	Preamble
Annual Amount	Section 6.07(b)
Appraisal Shares	Section 3.01(d)
Authorizations	Section 4.01(i)(i)
Board Actions	Section 1.02(a)
Board Recommendation	Section 1.02(a)
BP Entities	Section 9.03(c)
Business Day	Section 9.03(d)
BVF Entities	Section 9.03(e)
Certificate	Section 3.01(c)
Certificate of Merger	Section 2.03
Claim	Section 9.03(f)
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 3.02(h)
Company	Preamble
Company Benefit Plan	Section 4.01(m)(ix)
Company Board	Recitals
Company Bylaws	Section 1.03(a)
Company Certificate of Incorporation	Section 2.05(a)
Company Common Stock	Recitals
Company Disclosure Documents	Section 4.01(f)
Company Disclosure Schedule	Section 9.03(g)
Company Employees	Section 6.04(a)
Company Financial Advisor	Section 4.01(v)
Company Intellectual Property	Section 4.01(s)(i)
Company Material Contracts	Section 4.01(p)
Company Partner	Section 4.01(i)(ii)
Company Preferred Stock	Section 4.01(c)(i)
Company Restricted Stock	Section 4.01(c)(i)
Company Stock Options	Section 4.01(c)(i)
Company Stock Plans	Section 4.01(c)(i)
Company Termination Fee	Section 9.03(h)
Confidentiality Agreement	Section 6.02
Continuing Director	Section 1.03(a)
Contract	Section 4.01(d)
Controlled Group Member	Section 4.01(m)(iii)
Convertible Company Debt	Section 4.01(c)(v)
Current D&O Policy	Section 6.07(b)(i)
DGCL	Section 2.01(a)

Term
Director Appointment Date	Section 1.03(a)
Drug Laws	Section 4.01(i)(i)
Effect	Section 9.03(i)
Effective Time	Section 2.03
Environmental Law	Section 4.01(o)(viii)
Equity Award Waiver	Section 3.03(b)
ERISA	Section 4.01(m)(i)
ESPP	Section 4.01(c)(i)
Exchange Act	Section 1.01(a)
Exchange Fund	Section 3.02(a)
Expenses	Section 9.03(j)
Expiration Date	Section 1.01(a)
Fairness Opinion	Section 4.01(w)
FDA	Section 4.01(i)(i)
Filed SEC Documents	Section 4.01
Former Real Property	Section 4.01(r)(i)
Fully Diluted Shares	Section 9.03(k)
GAAP	Section 4.01(e)(ii)
Governmental Entity	Section 4.01(d)
Hazardous Material	Section 4.01(o)(viii)
HSR Act	Section 4.01(d)
HSR Condition	Annex II
Indebtedness	Section 5.01(a)(vii)(B)(1)
Indemnified Party	Section 6.07(a)
Initial Expiration Date	Section 1.01(a)
Intellectual Property	Section 4.01(s)(i)
Intervening Event	Section 9.03(l)
Judgment	Section 4.01(d)
Knowledge	Section 9.03(m)
Law	Section 4.01(d)
Leased Real Property	Section 4.01(r)(i)
Liability	Section 4.01(e)(ii)
Liens	Section 4.01(b)(i)
Material Adverse Effect	Section 9.03(n)
Merger	Recitals
Merger Consideration	Section 3.01(c)
Merger Sub	Preamble
Minimum Condition	Section 1.01(a)
Minority Investment	Section 4.01(b)(ii)
Notice Period	Section 5.02(d)
Offer	Recitals
Offer Conditions	Section 1.01(a)
Offer Documents	Section 1.01(b)
Offer Price	Recitals
Option Amount	Section 3.03(a)
Outside Date	Section 8.01(b)(i)
Parent	Preamble
Parent Benefit Plans	Section 6.04(c)
Parent Material Adverse Effect	Section 9.03(o)
Paying Agent	Section 3.02(a)

Term
PDL	Section 9.03(p)
PDL Separation Agreement	Section 9.03(q)
Permitted Liens	Section 9.03(r)
Person	Section 9.03(s)
Pharmaceutical Products	Section 9.03(t)
Proxy Statement	Section 4.01(d)
Representative	Section 9.03(u)
Real Property Leases	Section 4.01(r)(i)
Release	Section 4.01(o)(viii)
Restraints	Section 7.01(b)
Rights	Section 4.01(c)(i)
Rights Agreement	Section 4.01(c)(i)
SEC	Section 1.01(a)
SEC Documents	Section 4.01(e)(i)
Schedule 14D-9	Section 1.02(c)
Schedule TO	Section 1.01(b)
Section 16	Section 6.05
Section 262	Section 3.01(d)
Securities Act	Section 1.04(c)
Share Acceptance Time	Section 1.03(a)
Shares	Recitals
Short Form Merger	Section 2.01(b)
Stockholder Approval	Section 4.01(t)
Stockholder Meeting	Section 6.01(a)
Subsequent Offering Period	Section 1.01(a)
Subsidiary	Section 9.03(v)
Superior Proposal	Section 5.02(b)
Surviving Corporation	Section 2.01(a)
Takeover Proposal	Section 5.02(a)(i)
Tax Return	Section 4.01(n)(ix)
Taxes	Section 4.01(n)(ix)
Technology	Section 4.01(s)(i)
Top-Up Closing	Section 1.04(b)
Top-Up Option	Section 1.04(a)
Top-Up Option Shares	Section 1.04(a)
Uncertificated Shares	Section 3.01(c)
WARN Act	Section 4.01(j)(iii)

 Annex II

Offer Conditions

        Notwithstanding any other provisions of the Offer and in addition to Merger Sub's and Parent's rights and obligations to extend, amend or terminate the Offer in accordance with the provisions of the Agreement and applicable Law, Merger Sub shall not be required to accept for payment or pay for any validly tendered Shares on any Expiration Date if, on such Expiration Date, (i) the Minimum Condition shall not have been satisfied or (ii) any of the following conditions exists (and, in the case of clauses (a), (c), (d) and (e), shall be continuing at such Expiration Date):

          (a)   (i)    there shall be pending any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, Merger Sub, the Company or any Subsidiary of the Company in connection with the Offer or the Merger, (A) challenging the acquisition by Parent or Merger Sub of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, (B) seeking to prohibit or impose material limitations on the ability of Parent or Merger Sub, or otherwise to render Parent or Merger Sub unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger, (C) seeking to prohibit or impose any material limitations on the ownership or operation by Parent, the Company or any of their respective Subsidiaries, of all or any material portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer or the Merger or otherwise seeking to compel Parent, the Company or any of their respective Subsidiaries to divest, dispose of, license or hold separate any material portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer or the Merger, or (D) seeking to prohibit or impose material limitations on the ability of Parent or Merger Sub effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company; or

             (ii)  there shall be any Restraint or Law enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Government Entity of competent jurisdiction to the Offer or the Merger, that (x) has resulted, or is reasonably likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (D) of paragraph (a)(i) above, or (y) has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger;

          (b)   The waiting period applicable to the consummation of the Offer and the Merger under the HSR Act (or any extension thereof) shall not have expired or otherwise have been terminated (the "HSR Condition");

          (c)   The Company shall have breached or failed to perform or comply in any material respect with any of its covenants or agreements under the Agreement to be performed or complied with by it under the Agreement on or prior to the Share Acceptance Time and such breach or failure shall not have been cured;

          (d)   (i) any representation or warranty of the Company set forth in Sections 4.01(c)(i), (ii) or (v), or the first four sentences of Section 4.01(d) of the Agreement shall fail to be true and correct in all material respects, as of such Expiration Date with the same force and effect as if made on and as of such date, except for any such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), or (ii) any other representation or warranty of the Company contained in the Agreement (without

II-1

  giving effect to any references to any Material Adverse Effect or materiality qualifications shall fail to be true and correct as of such Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect;

          (e)   after the Agreement Date there shall have occurred a Material Adverse Effect;

          (f)    Merger Sub shall have not received a certificate of the Company, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of such Expiration Date, to the effect that the conditions set forth in paragraphs (c), (d) and (e) of this Annex II have not occurred;

          (g)   The Collaboration Agreement, dated as of September 12, 2005, between the Company and Biogen Idec MA Inc., as amended, shall be in full force and effect in all material respects and shall not have been amended, modified or supplemented, or the terms thereof otherwise altered in any material respect, following the Agreement Date; or

          (h)   The Agreement shall have been terminated.

        The foregoing conditions (including those set forth in clause (i) of the initial paragraph) are for the sole benefit of Parent and Merger Sub and may, subject to the terms of the Agreement, (x) be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions and (y) may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except that the Minimum Condition may not be waived). Any reference in this Annex II or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        Each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

        The capitalized terms used in this Annex II and not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Agreement"), dated as of March 9, 2010, by and among Abbott Laboratories, Amber Acquisition Inc. and Facet Biotech Corporation.

II-2

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
RECITALS
ARTICLE I
The Offer
ARTICLE II
The Merger
ARTICLE III
Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange Fund; Company Equity Awards
ARTICLE IV
Representations and Warranties
ARTICLE V
Covenants Relating to Conduct of Business
ARTICLE VI
Additional Agreements
ARTICLE VII
Conditions Precedent
ARTICLE VIII
Termination, Amendment and Waiver
ARTICLE IX
General Provisions
  Annex I
Index of Defined Terms
  Annex II
Offer Conditions